AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 13, 1998

                                                REGISTRATION NO. 333-43877
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------
                             COMMAND SYSTEMS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     7371                   06-1135009
     (STATE OR OTHER           (PRIMARY STANDARD         (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL            IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                            76 BATTERSON PARK ROAD
                             FARMINGTON, CT 06032
                                (860) 409-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                               EDWARD G. CAPUTO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             COMMAND SYSTEMS, INC.
                            76 BATTERSON PARK ROAD
                             FARMINGTON, CT 06032
                                (860) 409-2000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------

                                  COPIES TO:
         LEWIS J. GEFFEN, ESQ.                    DAVID J. SORIN, ESQ.
      MINTZ, LEVIN, COHN, FERRIS,                PERRY A. PAPPAS, ESQ.
        GLOVSKY AND POPEO, P.C.                    BUCHANAN INGERSOLL
         ONE FINANCIAL CENTER                    500 COLLEGE ROAD EAST
           BOSTON, MA 02111                       PRINCETON, NJ 08540
            (617) 542-6000                           (609) 987-6800

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                                --------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (Subject to Completion)

Dated February 13, 1998

                                2,400,000 SHARES

                  [LOGO OF COMMAND SYSTEMS APPEARS HERE]

                                  COMMON STOCK

                                  -----------

  Of the 2,400,000 shares of Common Stock offered hereby, 2,100,000 shares are being issued and sold by Command Systems, Inc. ("Command" or the "Company") and 300,000 shares are being sold by the selling stockholders (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

  Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for information relating to the determination of the initial public offering price. Upon completion of this offering, certain of the Company's current officers, directors and affiliated entities will together beneficially own approximately 68% of the Company's outstanding Common Stock. See "Risk Factors" and "Principal and Selling Stockholders."

  The Company's Common Stock has been approved for quotation, subject to notice of effectiveness, on the Nasdaq National Market under the symbol "CMND."

                                  -----------

                 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.
           SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION  OR  ANY OTHER  STATE SECURITIES  COMMISSION NOR  HAS THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


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--------------------------------------------------------------------------------

                                             UNDERWRITING               PROCEEDS TO
                                   PRICE TO  DISCOUNTS AND  PROCEEDS TO   SELLING
                                    PUBLIC  COMMISSIONS (1) COMPANY (2) STOCKHOLDERS
------------------------------------------------------------------------------------
Per Share.......................     $           $             $            $
Total (3).......................    $           $             $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting offering expenses payable by the Company, estimated to be $993,000.
(3) The Selling Stockholders have granted the Underwriters an option, exercisable within 30 days from the date hereof, to purchase an aggregate of up to 360,000 additional shares of Common Stock at the Price to Public, less Underwriting Discounts and Commissions, to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Selling
    Stockholders will be $   , $   and $   , respectively. See "Underwriting."

                                  -----------

  The Common Stock is offered by the several Underwriters named herein when, as and if received and accepted by them, subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of certificates for the shares will be made at the offices of
Cowen & Company, New York, New York, on or about       , 1998.

                                  -----------

COWEN & COMPANY                                     VOLPE BROWN WHELAN & COMPANY

      , 1998

  [Inside front cover contains graphics of the Command logo and photographs of people in meetings and conferences, computer monitors, computer keyboards, network servers, a clock and other computer related images grouped under the following four categories of services offered by the Company: (a) Technology Services (CommandNET, CommandOO, CommandPRO, CommandSOURCE, CommandSTAFF, CommandWEB and Command2000); (b) Management Consulting (CommandMCS); (c) Education & Training (CommandU) and (d) Software & Hardware (CommandWARE).

  In addition the following text appears below the images: Command Systems offers strategic technology solutions to the IT challenges faced by businesses today.]

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  Command Systems(TM), CommandMCS(TM), CommandNET(TM), CommandOO(TM), CommandPRO(TM), CommandSOURCE(TM), CommandSTAFF(TM), CommandU(TM), CommandWARE(TM), CommandWEB(TM), Command2000(TM), C-BOLT(TM), Command International Software(TM) and the Company's logo are trademarks of the Company. All other trade names, trademarks or service marks appearing in this Prospectus are the property of their respective owners and are not the property of the Company.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. Except as otherwise noted herein, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option;
(ii) reflects the conversion of all outstanding shares of the Company's Series A and Series B Convertible Preferred Stock into an aggregate of 1,181,750 shares of Common Stock upon the consummation of this offering (the "Preferred Stock Conversion") and (iii) reflects a 1-for-2 reverse stock split of the Common Stock of the Company effected in February 1998. See "Capitalization," "Description of Capital Stock," "Principal and Selling Stockholders" and "Underwriting."

                                  THE COMPANY

  Command Systems, Inc. ("Command" or the "Company") provides a wide range of information technology ("IT") solutions and services to financial services organizations to support their evolving business processes. The Company utilizes leading technologies to offer its customers a comprehensive range of IT services, including technology services, management consulting, and product procurement and education services. In anticipation of the growing demand for IT services, including Year 2000 solutions services, and the shortage of skilled IT professionals in the United States, in 1996 the Company established a software development facility in Bangalore, India (the "Offshore Technology Resource Center") which today provides its customers with increased access to skilled IT professionals on a cost-effective basis. As of December 31, 1997, the Company employed 285 full-time consultants in its four U.S. offices and the Offshore Technology Resource Center. The Company develops and maintains long-term relationships with its customers. In 1997, the Company provided services to over 100 customers and for each of 1996 and 1997 over 60% of the Company's revenue was derived from existing customers from the previous year. The Company's customers are typically large financial services organizations, especially leading insurance companies, such as The Hartford, MassMutual, Phoenix and Aetna, and G.E. Capital.

  According to industry sources, the U.S. market for outsourced IT services is expected to grow from over $13 billion in 1996 to approximately $24 billion in 2001, representing an average annual growth rate of 12.8%. The Company believes that a number of factors will cause the demand for IT services to continue to grow, particularly for organizations in such data and technology intensive industries as the insurance, banking, brokerage and other financial services industries (collectively, the "financial services organizations"). These factors include intense competition, globalization, rapid technological innovation and change, deregulation and the strategic business decision of many financial services organizations to focus on core competencies. It has become increasingly difficult and expensive for businesses to maintain in-house the management capabilities and technical expertise necessary to successfully integrate and deploy advanced IT systems and applications in a timely and cost-effective manner. Financial services organizations are also particularly sensitive to, and need to address, the Year 2000 problem (which prevents existing applications from properly interpreting dates after 1999). As a result, financial services organizations are increasingly turning to third-party IT service providers to help them evaluate, develop, implement and support new IT systems and applications, and to help them maintain existing legacy systems and applications.

  The Company solves business problems for its customers by designing, building and implementing IT solutions that combine the Company's technical expertise with the industry specific expertise it has gained through focusing on the financial services industry for over twelve years. The technology services offered by the Company include project-based applications development and implementation, network design and deployment,

Internet/intranet development, Year 2000 solutions, IT staff augmentation and systems maintenance. The Company also provides education and training services to its customers' IT staffs, management consulting services for the development of customers' long-term technology strategy and, to its middle market customers, software and hardware procurement services to deliver a complete IT solution. These services may be provided individually or as a combination of offerings to provide comprehensive IT solutions. The Company believes that the key attributes of its IT solutions are (i) the provision of a broad range of IT services, (ii) its strategic focus on the financial services industry, (iii) its Offshore Technology Resource Center, (iv) its complete range of Year 2000 solutions and (v) its expertise in key and emerging technologies.

  The Company's objective is to become the preferred provider of IT services to an expanding base of customers. The Company's strategies to achieve this objective include (i) cross-selling its services to existing customers, (ii) leveraging its expertise within the insurance market into a larger, more diverse customer base within the broader financial services industries, (iii) deriving a greater percentage of its revenue from higher margin services, (iv) expanding its Offshore Technology Resource Center, (v) strengthening preferred provider relationships with existing customers and (vi) attracting, training and retaining highly skilled IT professionals.

  The Company was incorporated in Delaware on July 1, 1997. Prior to that time, the Company conducted its business as Command Systems Incorporated, a corporation organized under the laws of the State of Connecticut on April 2, 1985, which was merged into the Company in December 1997. The Company's executive offices are located at 76 Batterson Park Road, Farmington, Connecticut, 06032 and its telephone number is (860) 409-2000. The Company's World Wide Web address is www.commandsys.com. The Company's website is not part of this Prospectus.

                                  THE OFFERING

 Common Stock offered by the Company................ 2,100,000 shares
 Common Stock offered by the Selling Stockholders...   300,000 shares
 Common Stock to be outstanding after the offering.. 7,556,750 shares (1)
 Use of proceeds.................................... For the repayment of debt, the payment of accumulated
                                                     and unpaid preferred stock
                                                     dividends, the expansion
                                                     of sales and marketing
                                                     capabilities and other
                                                     general corporate
                                                     purposes, including
                                                     working capital.
 Nasdaq National Market Symbol...................... CMND

--------

(1) Excludes 200,550 shares of Common Stock issuable upon the exercise of stock options outstanding as of February 1, 1998 at a weighted average exercise price of $7.47 per share, 61,500 of which were issued on March 5, 1997 in exchange for units of shadow stock issued pursuant to the Company's Shadow Stock Incentive Plan (the "Exchange Options"), 43,050 of which are currently exercisable, and 139,050 of which were issued pursuant to the Company's 1997 Employee, Director and Consultant Stock Plan (the "1997 Plan Options"), 2,500 of which are currently exercisable. See "Management-- Employee Benefit Plans."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  YEAR ENDED DECEMBER 31,                 YEAR ENDED
                         --------------------------------------------  DECEMBER 31, 1997
                          1993     1994     1995     1996      1997      PRO FORMA(3)
                         -------  ------- -------- --------  --------  -----------------
STATEMENT OF OPERATIONS
 DATA:
 Revenue................ $ 6,127  $ 9,272 $ 12,436 $ 17,069  $ 25,057      $ 25,057
 Gross profit...........     406    2,382    3,328    4,575     8,084         8,084
 Income (loss) from
  operations............    (202)     280      315     (597)      829           373
 Net income (loss)(1)...    (256)     193      221     (423)     (497)          425
 Pro forma earnings
  (loss) per common
  share-diluted(2)......                                     $   0.01      $   0.06
                                                             ========      ========
 Shares used in per
  share calculation.....                                        4,654         7,557

                                                           DECEMBER 31, 1997
                                                         -----------------------
                                                                     AS
                                                         ACTUAL  ADJUSTED(4)
                                                         ------  -----------
BALANCE SHEET DATA:
 Cash................................................... $  392   $ 19,942
 Working capital .......................................     78     19,628
 Total assets........................................... 14,425     33,967
 Short-term debt........................................  1,414        556
 Series A convertible preferred stock...................  2,223        --
 Series B convertible preferred stock...................  8,000        --
 Stockholders' equity (deficit).........................   (722)    29,903

--------

(1) Net loss for the year ended December 31, 1997 includes a one-time charge to earnings of $693,000 as a provision for current and deferred income taxes resulting from the termination of the Company's S corporation status. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Income Tax Matters."

(2) Adjusted to reflect on a pro forma basis a federal income tax provision as if the Company had historically been taxed as a C corporation.

(3) Adjusted to reflect (i) the purchase by the Company of the 49% minority interest in the Offshore Technology Resource Center, (ii) the normalization of United States federal income tax to reflect C corporation status and
    (iii) the elimination of interest expense for debt repaid with a portion of the net proceeds of this offering, as if such transactions had occurred at the beginning of the year.

(4) Adjusted to reflect the sale of 2,100,000 shares of Common Stock offered by the Company hereby, assuming an initial public offering price of $11.00 per share and the anticipated application of the estimated net proceeds therefrom, including payment of amounts outstanding under the Company's credit facility, and to give effect to the Preferred Stock Conversion. See "Use of Proceeds."

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following factors, in addition to the other information contained in this Prospectus, should be carefully considered in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. Included in this Prospectus are various forward-looking statements, including, among others, the expected growth related to the Year 2000 problem, the Company's goals and strategies, the pace of change in the IT marketplace, the demand for IT services, the ability of the Company to capitalize on offshore investments and infrastructure, the Company's goal to expand service offerings and to pursue acquisitions, and the ability to leverage existing relationships and Year 2000 engagements into additional contracts. These statements are forward-looking and reflect the Company's current expectations. Such statements are subject to a number of risks and uncertainties including, but not limited to, the risk factors discussed below, changes in economic and political environments, changes in technology and changes in the IT marketplace. In light of the many risks and uncertainties surrounding the Company and the IT marketplace, a prospective purchaser should keep in mind that there can be no assurance that the results or outcomes indicated or suggested by the forward-looking statements described in this Prospectus will actually occur or be achieved.

MANAGEMENT OF GROWTH

  The Company's business has grown significantly in size and complexity over the past several years. Revenue increased by approximately 311% to $25.1 million in 1997 from $6.1 million in 1993, and increased by approximately 47% from 1996 to 1997. In December 1996, the Company commenced its Bangalore, India operations. This growth has placed and will continue to place significant demands on the Company's management and administrative, technical and other operational resources. In addition, to achieve continued growth, the Company will be required to substantially increase the number of its personnel, particularly skilled technical, marketing and management personnel, and continue to develop and improve its operational, financial, communications and other internal systems, in both the United States and at its Bangalore, India facility. The Company's future success will also depend on the Company's ability to continue to manage its projects and personnel in a manner that maintains high rates of employee utilization at profitable billing rates as well as quality performance, particularly if the size and scope of the Company's projects increase. Certain members of the Company's senior management team have been with the Company for less than a year and the Company's senior management has no experience in managing publicly traded companies. The Company's inability to manage its growth effectively could have a material adverse effect on the quality of the Company's services and projects, its ability to attract and retain key personnel, its business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITIVE MARKET FOR TECHNICAL PERSONNEL

  The Company's success depends to a significant extent on its ability to attract, train, motivate and retain highly skilled IT professionals, particularly project managers, software engineers and other senior technical personnel. There is currently a shortage of, and significant competition for, software development professionals with the advanced technological skills necessary to perform the services offered by the Company. This has caused wages for such professionals to increase, which increases costs to IT service providers such as the Company. The Company has at times in the past experienced, and may in the future experience, a turnover rate for its IT professionals that is higher than the industry average. In addition, many of the IT consulting contracts that the Company enters into contain provisions whereby, for a fee payable to the Company, the customer has a right to hire the Company's IT professionals who are providing consulting services to the customer. The Company's ability to maintain existing engagements and obtain new business therefore depends, in large part, on its ability to hire and retain additional technical personnel with the IT skills to keep pace with continuing changes in information processing technology, evolving industry standards and changing customer preferences. An inability to hire such additional qualified personnel will impair the Company's ability to manage and complete its existing projects and to bid for or obtain new projects. There can be no assurance that the Company will be successful in attracting and retaining future employees or retaining current employees. An inability to hire a sufficient number of qualified people or an inability to retain employees could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Human Resources."

RELIANCE ON SIGNIFICANT CUSTOMERS; ABSENCE OF LONG-TERM CONTRACTS

  The Company has derived and believes that it will continue to derive a significant portion of its revenue from a limited number of large corporate customers. For the year ended December 31, 1997, the Company's four largest customers, The Hartford Financial Services Group, Inc. ("The Hartford"), New York Life Insurance Company ("New York Life"), Phoenix and The Mutual Life Insurance Company of New York accounted for 13.1%, 13.0%, 10.3% and 7.1% of the Company's total revenue, respectively. For the year ended December 31, 1996, the Company's four largest customers, The Hartford, New York Life, MassMutual and Phoenix accounted for 13.6%, 12.6%, 8.4% and 8.1% of the Company's total revenue, respectively. The volume of work performed for specific customers is likely to vary from year to year, and a major customer in one year may not provide the same level of revenue in any subsequent year. The Company's typical customer contract term is six months and there can be no assurance that a customer will renew its contract when it terminates. In addition, the Company's contracts may generally be canceled by the customer at any time and customers may unilaterally reduce their use of the Company's services under such contracts without penalty. The termination or significant reduction of its business relationship with any of its significant customers would have a material adverse effect on the Company's business, financial condition and results of operations. Because many of its contracted engagements involve projects that are critical to the operations of its customers' businesses, the Company's failure to meet a customer's expectations could result in cancellation or nonrenewal of a contract and could damage the Company's reputation and adversely affect its ability to attract new business. Furthermore, the Company generally is not the exclusive outside source for IT services to its customers. Accordingly, a customer's dissatisfaction with the Company's performance could lead the customer to purchase these services from a competitor. A significant aspect of the Company's growth strategy is to leverage its expertise within the insurance industry into a larger, more diverse customer base within the broader financial services market. However, there can be no assurance that the Company will be successful in expanding its customer base or that the management skills and systems currently in place will be adequate to service such additional customers. See "Business--Business Strategy," "--Customers," and "--Representative Engagements."

VARIABILITY OF QUARTERLY OPERATIONS AND FINANCIAL RESULTS

  The Company's operations and related revenue and operating results historically have varied substantially from quarter to quarter, and the Company expects these variations to continue. Among the factors causing these variations have been the number, timing and scope of IT projects in which the Company is engaged, the contractual terms of such projects, delays incurred in the performance of such projects, the accuracy of estimates of resources and time frames required to complete ongoing projects, patterns of capital spending by customers, IT outsourcing trends, pricing changes in response to various competitive factors, new service introductions by the Company or its competitors, levels of market acceptance of the Company's service and product offerings and the Company's ability to staff its assignments with qualified personnel and general economic conditions. A high percentage of the Company's selling, general and administrative expenses, particularly salary, are relatively fixed in advance of any particular quarter. As a result, unanticipated variations in the number and timing of the Company's projects during a particular quarter may cause significant variations in operating results in that quarter. An unanticipated termination of a major project, a customer's decision not to pursue a new project or proceed to succeeding stages of a current project, or the completion during a quarter of several major customer projects could require the Company to continue to pay for underutilized personnel and, therefore, have a material adverse effect on the Company's business, financial condition and results of operations. Any unexpected shortfall in revenue without a corresponding and timely reduction in staffing and other expenses, or a staffing increase that is unaccompanied by a corresponding increase in revenue, could also have a material adverse effect on the Company's business, financial condition and results of operations. As a result of the foregoing factors, the Company's operating results for a future quarter may be below the expectations of public market analysts and investors. In such event, the price of the Company's

Common Stock likely will be adversely affected. The Company believes, therefore, that past operating results and period-to-period comparisons should not be relied upon as an indication of future operating performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

  The IT services market is highly competitive and fragmented and served by numerous international, national, regional and local firms. Primary competitors include other IT service providers, along with participants from a variety of market segments, including "Big Six" accounting firms, implementation firms, applications software firms, service groups of computer equipment companies, general management consulting firms, programming companies and temporary staffing firms, as well as in-house IT departments. In addition, a significant and increasing number of companies have recently announced that they offer Year 2000 solutions services or automated Year 2000 solutions software products. Many of the Company's competitors have significantly greater financial, technical and marketing resources and generate greater revenue than the Company, and there can be no assurance that the Company will not lose existing customers to such competitors. The Company believes that its ability to compete also depends in part on a number of factors outside its control, including the ability of its competitors to hire and retain professional and technical employees, the price at which others offer comparable services and the extent of its competitors' responsiveness to customer needs. See "Business--Competition."

RISKS ASSOCIATED WITH YEAR 2000 SERVICE OFFERING

  During 1996, in response to the needs and demands of its customers, the Company began to offer Year 2000 solutions services. The Company has generated new contracts for and has commenced work on a number of Year 2000 conversion projects; however, as of December 31, 1997, the Company had completed only one Year 2000 project and such services remain in an early stage of marketing and customer acceptance. The Company has limited experience in developing, marketing or providing Year 2000 solutions services and, as a result, no assurance can be given that it will be able to continue to develop such capabilities, or that such capabilities may be developed in a timely and profitable manner. Furthermore, no assurance can be made that the Company's services will achieve market acceptance or that the Company will integrate and manage additional technical personnel or meet client expectations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business--Services."

FINITE NATURE OF DEMAND FOR YEAR 2000 SOLUTIONS SERVICES; OTHER RISKS OF DECREASED DEMAND

  The Company realized no revenue from Year 2000 solutions services in 1996 and 21% of its revenue from Year 2000 solutions services during the year ended December 31, 1997. The Company expects that it will continue to receive increased revenue from additional Year 2000 engagements in the near term. However, the Company expects that Year 2000 engagements and revenue derived from such engagements will peak prior to calendar year 2000 and diminish rapidly thereafter as companies complete projects that address their needs. When the demand for such services decreases, there will likely be a resulting decrease in the Company's revenue. The extent of such decrease will depend on the amount of revenue attributable to Year 2000 solutions services at the time of such decreased demand and the Company's ability to offset such decrease by increasing revenue from other services. Such decrease in revenue could have a material adverse impact on the Company's business, financial condition and results of operations. A core element of the Company's growth strategy is to use the business relationships and the knowledge of its customers' computer systems obtained in providing its Year 2000 solutions services to generate additional IT projects for these customers. There can be no assurance, however, that the Company will be successful in generating additional business from its Year 2000 customers for other services. In addition, by utilizing significant resources during the next several years to solve its customers' Year 2000 problems, the Company's ability to continue to deliver other IT services could be adversely affected.

  The Company currently is engaged in extensive efforts to increase its infrastructure of personnel, facilities, equipment and other resources to meet anticipated growth in the demand for Year 2000 conversion and other IT services. A rapid near-term decline in the demand for Year 2000 solutions services would have a material adverse effect on the Company's business, financial condition and results of operations. The Company faces various risks that may cause the demand for its Year 2000 solutions services to decline, such as the risk that a competitor may introduce automated software processes or tools that would enable companies to perform their own Year 2000 solutions services more effectively, and the risk that the Company might fail to perform Year 2000 solutions services correctly for a specific customer under circumstances which might result in negative publicity, possible litigation and possible liability. See "Business--Services."

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW SOLUTIONS

  The market for the services offered by the Company is characterized by rapidly changing technology and frequent new service and product introductions. The development of new technology, services and products can render existing technology, services and products obsolete. The Company's continued success will depend on its ability to attract and retain highly capable technical personnel, to enhance its existing service and product offerings, to develop new service and product offerings on a timely and cost-effective basis and to keep pace with technological developments and changing customer requirements. There can be no assurance that the Company will be successful in developing and marketing such enhanced or new service or product offerings or in acquiring resale rights to support product offerings from vendors.

DEPENDENCE ON OFFSHORE SOFTWARE DEVELOPMENT FACILITY

  In 1996, the Company established an Offshore Technology Resource Center in Bangalore, India that is intended to provide the Company with improved access to IT professionals, cost advantages and the ability to provide flexible coverage for its outsourcing services customers. To provide its service delivery model, the Company must maintain communications between its offices, the offices of its customers in the United States and the Offshore Technology Resource Center. Any loss of the Company's ability to transmit voice and data through satellite communications to India could have a material adverse effect on the Company's business, financial condition and results of operations. In the past, India has experienced significant inflation, low growth in gross domestic product and shortages of foreign exchange. India also has experienced civil unrest and terrorism and, in the past, has been involved in conflict with neighboring countries. No assurance can be given that the Company will not be adversely affected by changes in inflation, interest rates, taxation, social stability or other political, economic or diplomatic developments in or affecting India in the future. In addition, the Indian government has exercised and continues to exercise significant influence over many aspects of the Indian economy, and Indian government actions concerning the economy could have a material adverse effect on private sector entities, including the Company. During recent years, India's government has provided significant tax incentives and relaxed certain regulatory restrictions in order to encourage foreign investment in specified sectors of the economy, including the software development industry. Certain of those benefits that directly affect the Company include, among others, tax holidays, liberalized import and export duties and preferential rules on foreign investment and repatriation. Notwithstanding these benefits, however, India's central and state governments remain significantly involved in the Indian economy. The elimination of any of the benefits realized by the Company from its Indian operations could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON CONTINUED AUTHORIZATION TO RESELL

  The Company's future success in both product sales and service and support offerings depends largely on its continued status as an approved reseller of products and its continued authorization as a service provider. Without such sales and service authorizations, the Company would be unable to provide the range of products and services it currently offers, including warranty services. Consequently, the Company's future success depends in part on its continued status as an authorized remarketer of computer products. There can be no assurance, however, that the Company will maintain its status as an approved reseller and service provider. The loss of one or more of such authorizations could have a material adverse effect on the Company's business, financial condition and results of operations.

IMMIGRATION ISSUES

  As of December 31, 1997, the Company employed four foreign nationals in the United States. Each of these foreign nationals obtained the visa required from the Immigration and Naturalization Service. During 1998, the Company intends to increase the number of qualified foreign nationals which it employs in the United States. There is a limit on the number of new petitions for visas that the Immigration and Naturalization Service may approve in any government fiscal year, and in years in which this limit is reached, the Company may be unable to obtain visas necessary to bring critical foreign employees to the United States. Compliance with existing United States immigration laws, or changes in such laws making it more difficult to hire foreign nationals or limiting the ability of the Company to attract and retain employees in the United States, could require the Company to incur additional unexpected labor costs and expenses. Any such restrictions or limitations on the Company's hiring practices could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that its success, in part, may result from its ability to attract and retain persons with technical and project management skills from other countries due to the general shortage of qualified technical professionals in the United States.

INTERNAL CONTROLS

  The Company only recently implemented an accounting system capable of generating information and reports necessary to appropriately manage a public company, and currently is developing and implementing a system of internal controls and otherwise developing an appropriate administrative infrastructure. The failure to develop and maintain an effective internal control structure could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS OF DOING BUSINESS IN INTERNATIONAL MARKETS

  For the year ended December 31, 1997 revenue derived from the Company's operations in India accounted for approximately 10% of the Company's revenue, all of which related to services performed for customers located in the United States. The Company expects that revenue from its Indian operations, together with revenue, if any, generated in the future from the provision of services outside the United States, will account for an increasingly significant percentage of the Company's revenue. As a result, the Company is subject to a number of risks, including, among other things, difficulties relating to administering its business globally, managing foreign operations, currency fluctuations, restrictions against the repatriation of earnings, export requirements and restrictions, and multiple and possibly overlapping tax structures. The realization of any of the foregoing could have a material adverse effect on the Company's business, financial condition and results of operations. Any earnings generated in countries other than the United States may be permanently invested or may be subject to considerable taxation if repatriated to the United States. The Company presently incurs a significant amount of its costs in local currency in India. In contrast, the Company presently generates most of its revenue in U.S. dollars. Accordingly, the Company is subject to risks that, as a result of currency fluctuations, the translation of foreign currencies into U.S. dollars could adversely affect its business, financial condition and results of operations. Historically, the Company has not hedged any meaningful portion of its foreign exchange transactions.

POTENTIAL LIABILITY TO CUSTOMERS

  Many of the Company's engagements involve projects that are critical to the operations of its customers' businesses and provide benefits that may be difficult to quantify. Any failure in a customer's system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. In addition, the Company's failure to complete a project in the contractually prescribed time period, particularly a Year 2000 solutions services contract, may result in a claim for substantial damages against the Company. Although the Company attempts to limit contractually its liability for damages arising from errors, mistakes or omissions in rendering its IT services, there can be no assurance that the limitations of liability set forth in its services contracts will be enforceable in all instances or would otherwise protect the Company from liability for damages. Although the Company maintains general liability insurance coverage, including coverage for errors or omissions in the amount of $5.0 million, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against the Company that exceed available insurance coverage, or changes in the Company's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect the Company's business, financial condition and results of operations.

RISKS RELATED TO POSSIBLE ACQUISITIONS AND INTERNAL EXPANSION

  The Company may expand its operations through the acquisition of additional businesses. To date, the Company has made no material acquisition of an unaffiliated company. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate any acquired businesses into the Company without substantial expenses, delays or other operational or financial problems. Further, acquisitions may involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances, legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. Customer satisfaction or performance problems within an acquired firm could have a material adverse impact on the reputation of the Company as a whole. In addition, there can be no assurance that acquired businesses, if any, will achieve anticipated revenue and earnings. The failure of the Company to manage its acquisition strategy successfully could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company may issue additional shares of its Common Stock to acquire such additional businesses, which may reduce the percentage ownership of existing stockholders. See "Business--Business Strategy."

  The Company may open new offices in attractive markets with its own personnel. All of the Company's branch offices were originally start-up operations. Not all branch offices have been successful. For example, the Company closed its branch office in Minneapolis, Minnesota primarily as a result of a shortage of qualified local IT professionals. There can be no assurance that the Company will be able to establish, identify, acquire, or integrate what will ultimately be successful branch operations. See "Business--Business Strategy."

DEPENDENCE ON KEY EXECUTIVES

  The Company's success will depend in large part upon the continued availability of its key executive officers. In particular, the Company is dependent upon the continued services of Edward G. Caputo, the Company's President and Chief Executive Officer. The loss of the services of Mr. Caputo or other key executives would have a material adverse effect on the Company. The Company presently maintains key person life insurance on Mr. Caputo in the amount of $5.0 million. This amount of insurance, however, may not be sufficient to offset the Company's loss if Mr. Caputo's services were unavailable. See "Management--Key Person Life Insurance."

CONTROL BY PRINCIPAL STOCKHOLDER

  Upon completion of the offering, Mr. Caputo will beneficially own approximately 56.6% of the outstanding shares of Common Stock (approximately 54.2% if the Underwriters' over-allotment option is exercised in full). Accordingly, Mr. Caputo will retain the voting power to exercise control over the election of members of the Board of Directors as well as any decision whether to merge or sell the assets of the Company, adopt, amend or repeal the Company's Amended and Restated Certificate of Incorporation and By-Laws, or take other actions requiring the vote or consent of the Company's stockholders. In addition, such a concentration of ownership may have the effect of delaying or preventing a change in control of the Company, and may also impede or preclude transactions in which stockholders might otherwise receive a premium for their shares over current market prices. See "Management--Directors and Executive Officers" and "Principal and Selling Stockholders."

BROAD DISCRETION OF MANAGEMENT AS TO USE OF PROCEEDS

  A substantial portion of the net proceeds to be received by the Company in connection with this offering is not allocated for any specific purpose, but will be allocated to working capital and general corporate purposes. A portion or all of the net proceeds of this offering may also be used for strategic acquisitions of businesses, products or technologies complementary to those of the Company; however, the Company is not currently a party to any commitments or agreements and is not currently involved in any negotiations with respect to any material acquisitions. Accordingly, management will have broad discretion with respect to the expenditure of such proceeds. Purchasers of shares of Common Stock offered hereby will be entrusting their funds to the Company's management, upon whose judgment they must depend, with limited information concerning the specific working capital requirements and general corporate purposes to which the funds will ultimately be applied. See "Use of Proceeds."

INTELLECTUAL PROPERTY RIGHTS

  In order to protect its proprietary rights in its various intellectual properties, the Company relies upon a combination of copyright and trade secret laws, nondisclosure and other contractual arrangements. India is a member of the Berne Convention, an international treaty. As a member of the Berne Convention, the government of India has agreed to extend copyright protection under its domestic laws to foreign works, including works created or produced in the United States. The Company believes that laws, rules, regulations and treaties in effect in the United States and India are adequate to protect it from misappropriation or unauthorized use of its intellectual property. However, there can be no assurance that such laws will not change and, in particular, that the laws of India will not change in ways that may prevent or restrict the transfer of software components, libraries and toolsets from India to the United States. The Company enters into confidentiality agreements with its employees and limits distribution of proprietary information. There can be no assurance, however, that the steps taken by the Company to protect its proprietary rights will be adequate to deter misappropriation of its intellectual property, or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its rights. The Company presently holds no patents or registered copyrights. Although the Company believes that its intellectual property rights do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against the Company in the future, that assertion of such claims will not result in litigation or that the Company would prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms. Additionally, the Company may in the future license certain technologies to its customers. There can be no assurance that the Company will be able to successfully license these technologies, protect them from infringement or misuse, or prevent infringement claims against the Company in connection with its licensing efforts. The Company expects that the risk of infringement claims against the Company will increase if more of the Company's competitors are able to successfully obtain patents for software products and processes. Any such claims, regardless of their outcome, could result in substantial cost to the Company and divert management's attention from the Company's operations. Any infringement claim or litigation against the Company could, therefore, have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Intellectual Property Rights."

BENEFITS OF THE OFFERING TO CURRENT STOCKHOLDERS

  The completion of this offering will provide significant benefits to the current stockholders of the Company, including certain of its directors and officers. The Company will not receive any of the net proceeds from the sale of shares by the Selling Stockholders, which will be approximately $3.1 million in the aggregate, assuming a public offering price of $11.00 per share. The completion of this offering will also create a public market for the Common Stock and thereby is likely to substantially increase the market value of the Common Stock held by current stockholders in the Company. Upon the closing of this offering, assuming a public offering price of $11.00 per share, the difference between the aggregate purchase price paid by the Company's current stockholders for their shares and the aggregate market value of such shares will be approximately $49.8 million. The Company also intends to use a portion of the net proceeds of the offering to pay accumulated and unpaid dividends (anticipated to be approximately $300,000 upon consummation of this offering) on its Series A and Series B Convertible Preferred Stock upon the Preferred Stock Conversion, which Preferred Stock is held by Phoenix and its wholly-owned subsidiary PHL Global Holding Co. In addition, the Company intends to use a portion of the net proceeds for the repayment of the outstanding balance of its credit facility with People's Bank (approximately $858,000 as of December 31, 1997). This credit facility is guaranteed by Edward G. Caputo, a current stockholder, director and the President and Chief Executive Officer of the Company. Mr. Caputo will thus benefit personally from the repayment of this guaranteed debt. See "Use of Proceeds," "Dilution," "Management" and "Principal and Selling Stockholders."

NO PUBLIC MARKET FOR THE COMMON STOCK; PRICE AND MARKET VOLATILITY

  Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price has been determined by negotiations between the Company and the Representatives of the Underwriters and may not be indicative of the market price of the Common Stock in the future. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

  Investors should be aware that market prices for securities of IT services companies such as the Company are highly volatile. The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, changes in earnings estimates by securities analysts and other factors. In addition, the securities markets recently have experienced substantial price and volume fluctuations that have been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Common Stock.

IMMEDIATE AND SUBSTANTIAL DILUTION

  Purchasers of shares of Common Stock in this offering will suffer an immediate and substantial dilution in the net tangible book value of the Common Stock from the initial public offering price. See "Dilution."

ABSENCE OF DIVIDENDS

  No dividends have been paid on the Common Stock to date and the Company does not anticipate paying dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

CERTAIN ANTI-TAKEOVER PROVISIONS

  The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the Board of Directors to issue, without stockholder approval, 4,999,800 shares of undesignated preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of preferred stock or of rights to purchase preferred stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of preferred stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock or limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. The Certificate of Incorporation also provides that: (i) the affirmative vote of the holders of at least 70% of the voting power of all of the then outstanding shares of the capital stock of the Company shall be required to adopt, amend or repeal any provision of the By-Laws of the Company, (ii) following the closing of an initial public offering, stockholders of the Company may not take any action by written consent, (iii) following the closing of an initial public offering, the Board of Directors will be classified into three classes with staggered terms of three years each and (iv) members of the Board of Directors may be removed only for cause and after reasonable notice and an opportunity to be heard before the body proposing to remove such director. The foregoing provisions of the Certificate of Incorporation could have the effect of delaying, deterring or preventing a change in control of the Company. Delaware law also contains provisions that may have the effect of delaying, deferring or preventing a non-negotiated merger or other business combination involving the Company. These provisions are intended to encourage any person interested in acquiring the Company to negotiate with and obtain the approval of its Board of Directors in connection with the transaction. Certain of these provisions may, however, discourage a future acquisition of the Company not approved by the Board of Directors in which stockholders might receive an attractive value for their shares or that a substantial number or even a majority of the Company's stockholders might believe to be in their best interest. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so. See "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Sales of substantial amounts of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, the 2,400,000 shares offered hereby will be freely tradable by persons other than "affiliates" of the Company without restriction. The remaining 5,156,750 shares held by current stockholders of the Company are subject to lock-up agreements (the "Lock-Up Agreements") under which the holders of such shares have agreed not to sell or otherwise dispose of such shares without the prior written consent of Cowen & Company, one of the Representatives of the Underwriters, for a period of 180 days after the date of this Prospectus. Upon expiration of the Lock-Up Agreements 180 days after the date of this Prospectus (and assuming no exercise of outstanding options), approximately 4,275,000 additional shares of Common Stock will be available for sale in the public market, subject to the provisions of Rule 144 or Rule 701 under the Securities Act. The remaining 881,750 shares of Common Stock will become eligible for sale in the public market, subject to the provisions of Rule 144, over a period of less than one year and could be sold earlier if the holders thereof exercise their registration rights. Promptly following the consummation of this offering, the Company intends to register an aggregate of 427,500 shares of Common Stock issuable under the 1997 Employee, Director and Consultant Stock Plan. Holders of approximately 5,297,750 shares of Common Stock (including 45,550 shares of Common Stock that may be acquired pursuant to the exercise of options held by them and which are currently exercisable) have agreed pursuant to the Lock-Up Agreements, not to sell, offer, contract or grant any option to sell, pledge, transfer or otherwise dispose of such shares for 180 days after the date of this Prospectus.

  Commencing 180 days after the date of this Prospectus, the holders of approximately 881,750 shares of Common Stock will be entitled to certain piggyback and S-3 registration rights with respect to such shares. By exercising their registration rights, such holders could cause a large number of shares to be registered and sold in the public market. Sales pursuant to Rule 144 or other exemptions from registration, or pursuant to registration rights, may have an adverse effect on the market price for the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,100,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $20.5 million, assuming an initial public offering price of $11.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. The principal purposes of this offering are to increase the Company's equity capital, to create a public market for the Common Stock, to facilitate future access by the Company to public equity markets and to provide liquidity for the Company's existing stockholders.

  The Company intends to use a portion of the net proceeds for the repayment of the outstanding balance under its secured credit facility with People's Bank, of which $858,000 was outstanding as of December 31, 1997. The facility bears interest at the bank's prime rate plus 0.5% per annum (9.0% as of December 31, 1997). Amounts outstanding under such credit facility were used by the Company for working capital purposes. The credit facility matures on August 15, 1998. The Company also intends to use a portion of the net proceeds to pay accumulated and unpaid dividends on its Series A convertible preferred stock, par value $.01 per share (the "Series A Convertible Preferred Stock"), and Series B convertible preferred stock, par value $.01 per share (the "Series B Convertible Preferred Stock"), upon the Preferred Stock Conversion (which dividends were equal to an aggregate of $75,474 as of December 31, 1997 and are anticipated to be an aggregate of approximately $300,000 upon the consummation of this offering). The actual amount of the accumulated dividends to be paid with a portion of the net proceeds will be based on the period of time the Series A and Series B Convertible Preferred Stock are actually outstanding. The Company intends to use the balance of the net proceeds from this offering (i) to expand its sales and marketing capabilities by increasing the size of its sales force and recruiting staff and expanding its marketing and promotional programs and (ii) for general corporate purposes, including working capital. The Company may also use a portion of such net proceeds for acquisitions of businesses that are complementary to those of the Company. While the Company from time to time evaluates such potential acquisitions, the Company currently has no understandings, commitments or agreements with respect to any acquisitions. The Company has not determined the amounts it plans to expend with respect to each of the expected uses or the timing of such expenditures. As a consequence, management will have the discretion to allocate the net proceeds from this offering. The amounts actually expended for each use may vary significantly depending on a number of factors, including the amount of future revenue, the amount of cash generated or used by the Company's operations, the progress of the Company's sales and marketing efforts, the success of the Company's recruiting efforts, the status of competitive services and acquisition opportunities presented to the Company. Pending such uses, the net proceeds to the Company from this offering will be invested in short-term, investment-grade, interest-bearing instruments.

  The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders" and "Certain Transactions--Transactions with Phoenix."

                                DIVIDEND POLICY

  The Company has never declared or paid any dividends on its Common Stock. The Company is, however, obligated to pay a 10% dividend on its Series A and Series B Convertible Preferred Stock and intends to pay such accrued and unpaid dividends with a portion of the net proceeds of this offering upon the Preferred Stock Conversion. Following the Preferred Stock Conversion, the Company does not anticipate paying any other cash dividends in the foreseeable future and intends to retain any earnings to fund future growth and the operation of its business. Under the terms of the Company's revolving line of credit with People's Bank, the Company is currently prohibited from declaring or paying any dividends, other than payment of dividends to the holders of its Series A and Series B Convertible Preferred Stock provided that no event of default exists. See "Risk Factors--Absence of Dividends," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of December 31, 1997 (i) on an actual basis and (ii) on an as adjusted basis to reflect the issuance and sale by the Company of 2,100,000 shares of Common Stock offered hereby, assuming an initial public offering price of $11.00 per share, after giving effect to the deduction of the underwriting discounts and commissions and estimated offering expenses payable by the Company, the application of the net proceeds thereof and the Preferred Stock Conversion. The following table should be read in conjunction with the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.

                                                        DECEMBER 31, 1997
                                                        -------------------
                                                                    AS
                                                        ACTUAL  ADJUSTED(1)
                                                        ------  -----------
                                                          (IN THOUSANDS)
Short-term debt........................................ $1,414    $   556
                                                        ======    =======
Preferred stock, $.01 par value; 5,000,000 shares
 authorized:
 Series A convertible preferred stock, 100 shares
  authorized, issued and outstanding; and no shares
  issued and outstanding, as adjusted..................  2,223        --
 Series B convertible preferred stock, 100 shares
  authorized, issued and outstanding; and no shares
  issued and outstanding, as adjusted..................  8,000        --
Stockholders' equity (deficit):
 Common stock, $.01 par value; 25,000,000 shares
  authorized; 4,275,000 shares issued and outstanding;
  and 7,556,750 as adjusted(2).........................      1         34
 Additional paid-in capital............................    --      30,636
 Accumulated deficit...................................   (636)      (680)
 Cumulative translation adjustment.....................    (87)       (87)
                                                        ------    -------
  Total stockholders' equity (deficit).................   (722)    29,903
                                                        ------    -------
    Total capitalization............................... $9,501    $29,903
                                                        ======    =======

--------

(1) Adjusted to reflect the sale of 2,100,000 shares of Common Stock offered by the Company hereby, assuming an initial public offering price of $11.00 per share and the anticipated application of the estimated net proceeds therefrom, including payment of amounts outstanding under the Company's credit facility and to give effect to the Preferred Stock Conversion. See "Use of Proceeds."

(2) Excludes 200,550 shares of Common Stock issuable upon exercise of stock options outstanding (61,500 Exchange Options, 43,050 of which are currently exercisable, and 139,050 1997 Plan Options, 2,500 of which are currently exercisable) as of February 1, 1998 at a weighted average exercise price of $7.47 per share.

                                   DILUTION

  The pro forma net tangible book value of the Company as of December 31, 1997, assuming the Preferred Stock Conversion, was approximately $2.6 million or $0.48 per share of Common Stock. Pro forma net tangible book value per share is determined by dividing the net tangible book value of the Company (pro forma tangible assets less total liabilities) by the number of shares of Common Stock outstanding. Dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the offering made hereby and the pro forma net tangible book value per share of Common Stock immediately after completion of the offering. Without taking into account any changes in such pro forma net tangible book value after December 31, 1997, other than to give effect to (i) the sale of 2,100,000 shares of Common Stock by the Company in this offering assuming an initial public offering price of $11.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses and (ii) the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of December 31, 1997 would have been approximately $23.1 million or $3.05 per share. This represents an immediate increase in pro forma net tangible book value of $2.57 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $7.95 per share to new investors. The following table illustrates this dilution on a per share basis.

   Assumed initial public offering price per share(1)..............       $11.00
     Net tangible book value per share before offering............. $0.48
     Increase per share attributable to new investors..............  2.57
                                                                    -----
   Pro forma net tangible book value per share after offering......         3.05
                                                                          ------
   Dilution per share to new investors.............................       $ 7.95
                                                                          ======

--------

(1) Before deducting underwriting discounts and commissions and estimated offering expenses.

  The following table summarizes on a pro forma basis, as of December 31, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share of Common Stock paid by the existing stockholders and new investors in this offering, assuming an initial public offering price of $11.00 per share:

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                ------------------ -------------------   PRICE
                                NUMBER (1) PERCENT   AMOUNT    PERCENT PER SHARE
                                ---------- ------- ----------- ------- ---------
Existing stockholders.......... 5,456,750    72.2% $10,187,000   30.6%  $ 1.87
New investors.................. 2,100,000    27.8   23,100,000   69.4    11.00
                                ---------   -----  -----------  -----
  Total........................ 7,556,750   100.0% $33,287,000  100.0%
                                =========   =====  ===========  =====

--------
(1) Sales by the Selling Stockholders in this offering will reduce the number of shares held by existing stockholders to 5,156,750 or approximately 68.2% (4,796,750 shares or approximately 63.5% if the Underwriters' over-allotment option is exercised in full) and will increase the number of shares held by new investors to 2,400,000 or approximately 31.8% (2,760,000 shares or approximately 36.5% if the Underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock outstanding after this offering. See "Principal and Selling Stockholders."

  The foregoing table excludes 200,550 shares of Common Stock issuable upon exercise of stock options outstanding (61,500 Exchange Options, 43,050 of which are currently exercisable, and 139,050 1997 Plan Options, 2,500 of which are currently exercisable) as of February 1, 1998 at a weighted average exercise price of $7.47 per share. To the extent that such options are exercised in the future, there will be further dilution to new investors. See "Capitalization," "Management--Employee Benefit Plans" and "Description of Capital Stock."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data as of December 31, 1995, 1996 and 1997 and for the years then ended are derived from and are qualified by reference to the audited Consolidated Financial Statements of the Company and the Notes thereto. The selected consolidated financial data as of December 31, 1994 is derived from audited consolidated financial statements not included in this Prospectus. The selected consolidated financial data as of December 31, 1993 is derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations. Historical results are not necessarily indicative of results to be expected in the future. The data should be read in conjunction with the Consolidated Financial Statements, including the Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included herein.

                                  YEAR ENDED DECEMBER 31,
                         ----------------------------------------------
                          1993     1994      1995      1996      1997
                         -------  -------  --------  --------  --------
                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
  Revenue............... $ 6,127  $ 9,272  $ 12,436  $ 17,069  $ 25,057
  Cost of revenue.......   5,721    6,890     9,108    12,494    16,973
                         -------  -------  --------  --------  --------
   Gross profit.........     406    2,382     3,328     4,575     8,084
  Selling, general and
   administrative
   expenses.............     608    2,102     3,013     5,172     7,255
                         -------  -------  --------  --------  --------
   Income (loss) from
    operations..........    (202)     280       315      (597)      829
  Other income
   (expense), net.......     (38)     (55)      (50)      (75)     (277)
                         -------  -------  --------  --------  --------
  Income (loss) before
   income taxes and
   minority interest....    (240)     225       265      (672)      552
  Income tax (provision)
   benefit..............     (16)     (32)      (44)        8        95
  Income tax (provision)
   for change in
   corporate status.....     --       --        --        --       (693)
                         -------  -------  --------  --------  --------
  Income (loss) before
   minority interest....    (256)     193       221      (664)      (46)
  Minority interest in
   net (income) loss....     --       --        --        241      (451)
                         -------  -------  --------  --------  --------
  Net income (loss).....    (256)     193       221      (423)     (497)
  Preferred stock
   dividends and
   accretion............     --       --        --        --        (80)
                         -------  -------  --------  --------  --------
  Income (loss)
   applicable to common
   stockholders......... $  (256) $   193  $    221  $   (423) $   (577)
                         =======  =======  ========  ========  ========
  Pro forma earnings
   (loss) per common
   share-diluted .......                                       $   0.01
                                                               ========
  Shares used in per
   share calculation....                                          4,654
                                        DECEMBER 31,
                         ----------------------------------------------
                          1993     1994      1995      1996      1997
                         -------  -------  --------  --------  --------
                                           (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash ................. $    43  $    83  $    223  $    444  $    392
  Working capital
   (deficit)............     265       86        85       (99)       78
  Total assets..........   1,112    1,188     2,294     4,816    14,425
  Short-term debt.......     187      436       949     1,452     1,414
  Long-term debt........     418      --        --      1,145       --
  Series A convertible
   preferred stock......     --       --        --        --      2,223
  Series B convertible
   preferred stock......     --       --        --        --      8,000
  Stockholders' equity
   (deficit)............     (50)     142       365       (58)     (722)

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the Company's Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.

OVERVIEW

  The Company is a solutions provider offering IT services based on leading technologies, including a wide variety of technology services, management consulting, and product procurement and education services. Historically, the Company has derived the majority of its revenue from the Company's traditional IT consulting services and software and hardware procurement services. However, as a result of the introduction of Year 2000 solutions services in December 1996 and the significant demand for such services, a growing percentage of the Company's revenue during the year ended December 31, 1997 was for the provision of Year 2000 solutions services, and the Company expects this percentage to increase over the near term.

  Over 90% of the Company's service revenue is billed on a time and materials basis. Revenue from services provided on a time and materials basis is recognized in the period that services are provided. The balance of the Company's service revenue is derived from services provided on a fixed-price basis. Such revenue is recognized using the percentage-of-completion method. The Company bears the risk of cost overruns and inflation with respect to its fixed-price projects. When entering into such contracts, the Company strives to mitigate the attendant risks by subdividing such projects into smaller, more manageable phases with fixed price and time frames. See "Risk Factors-- Variability of Quarterly Operations and Financial Results."

  In the mid-1990s, several conferences and market pronouncements increased worldwide awareness of the Year 2000 problem (which prevents existing applications from properly interpreting dates after 1999). The Company began providing Year 2000 solutions services in December 1996 through its workforce both in the U.S. and at the Offshore Technology Resource Center in response to the needs and demands of its customers. The Company has generated new contracts for a significant number of Year 2000 conversion projects as a result of the Company's methodology and experience with Year 2000 projects. The Company recently increased its staff of software development professionals in its Offshore Technology Resource Center to approximately 138 as of December 31, 1997 to perform the significant additional services required by its new Year 2000 contracts. In order to meet anticipated growth in the demand for Year 2000 solutions services, the Company intends to increase its infrastructure of personnel, facilities, equipment and other resources in the Offshore Technology Resource Center. During 1998, the Company intends to expend approximately $350,000 for the lease of additional office space in its existing facility in downtown Bangalore, the purchase of equipment and leasehold improvements. See "Risk Factors--Finite Nature of Demand for Year 2000 Solutions Services; Other Risks of Decreased Demand" and "Business-- Industry Overview."

  Personnel and rent expenses represent a significant percentage of the Company's operating expenses and are relatively fixed in advance of any particular quarter. Senior management manages the Company's personnel utilization rates by carefully monitoring its needs and basing most personnel increases on specific project requirements. To the extent revenue does not increase at a rate commensurate with these additional expenses, the Company's results of operations could be materially and adversely affected.

  During 1996, the Company entered into an agreement with Phoenix Home Life Mutual Insurance Company ("Phoenix") to organize Command International Software Pvt. in Bangalore, India, to establish the Offshore Technology Resource Center. Initially, the Company and Phoenix maintained a 51% and 49% interest, respectively, in Command International Software Pvt. On December 31, 1997, Phoenix, acting through a wholly-owned subsidiary, exchanged its 49% interest for shares of the Company's Series B Convertible Preferred Stock which will be automatically converted into 659,250 shares of Common Stock upon consummation of this offering. Accordingly, the Company currently owns 100% of the Offshore Technology Resource Center. See "Certain Transactions."

  As a result of the acquisition of the minority interest in the Offshore Technology Resource Center, the Company recorded goodwill of approximately $6.8 million which will be amortized over a period of 15 years commencing January 1, 1998. Consequently, the Company will no longer report a minority interest.

INCOME TAX MATTERS

  From its inception through August 23, 1997, the Company elected to be taxed under the S corporation provisions of the Internal Revenue Code of 1986, as amended (the "Code"). An S corporation generally is not subject to income tax at the corporate level (with certain exceptions under state income tax laws). This election was terminated in conjunction with the formation of the Company as a Delaware holding corporation and the issuance of its Series A Convertible Preferred Stock.

  In connection with the termination of its S corporation status, the Company is required by the Code to change its method of accounting for tax reporting purposes from the cash method to the accrual method. This change resulted in a one-time charge to earnings in the three months ended September 30, 1997 of $693,000 resulting from differences (of approximately $2.0 million) in the tax treatment of certain of the Company's assets and liabilities under the cash and accrual methods of accounting and is reflected through an increase in current and deferred income tax liabilities. Under current statutes, this liability will be payable over a period of four years.

  The Offshore Technology Resource Center is eligible for certain favorable tax treatment provided under India law including: (i) an exemption from payment of corporate income taxes for a period of five consecutive years in the first eight years of operation (the "Tax Holiday") or (ii) an exemption from income taxes on the profits derived from India (the "Export Exemption"). The Export Exemption remains available after expiration of the Tax Holiday. As a result of the availability of these exemptions, the Company has not recorded deferred income taxes applicable to the undistributed earnings of the Offshore Technology Resource Center, which aggregated approximately $429,000 (before minority interest) as of December 31, 1997. The Company considers these earnings to be permanently invested in India and does not anticipate repatriating any of these earnings to the U.S. If any earnings of Command Software are repatriated to the U.S. in the future, the Company will be required to record a provision for income taxes on such amounts and, upon repatriation of the funds, pay U.S. taxes thereon. See Note 4 of the Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

  The following table sets forth certain operating data as a percentage of revenue for the years indicated:

                                                    PERCENTAGE OF REVENUE
                                                   --------------------------
                                                   YEAR ENDED DECEMBER 31,
                                                   --------------------------
                                                    1995     1996      1997
                                                   -------  -------   -------
  Revenue.........................................   100.0%   100.0%    100.0%
  Cost of revenue.................................    73.2     73.2      67.7
                                                   -------  -------   -------
   Gross profit...................................    26.8     26.8      32.3
  Selling, general and administrative expenses....    24.2     30.3      29.0
                                                   -------  -------   -------
   Income (loss) from operations..................     2.6     (3.5)      3.3
  Other income (expense), net.....................    (0.4)    (0.5)     (1.1)
                                                   -------  -------   -------
  Income (loss) before income taxes and minority
   interest.......................................     2.2     (4.0)      2.2
  Income tax (provision) benefit..................    (0.4)     --        0.4
  Income tax (provision) for change in corporate
   status.........................................     --       --       (2.8)
                                                   -------  -------   -------
  Income (loss) before minority interest..........     1.8     (4.0)     (0.2)
  Minority interest in net (income) loss..........     --       1.4      (1.8)
                                                   -------  -------   -------
  Net income (loss)...............................     1.8%    (2.6)%    (2.0)%
                                                   =======  =======   =======

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

  Revenue. Revenue during the year ended December 31, 1997 increased by 46.8% to $25.1 million from $17.1 million during the year ended December 31, 1996. This increase resulted primarily from an increase in demand for the Company's traditional IT consulting services and the introduction of Year 2000 solutions services in December 1996.

  Gross Profit. Cost of revenue consists primarily of salaries and employee benefits for personnel as well as the cost of hardware and software purchased for resale to customers. Gross profit during the year ended December 31, 1997 increased by 76.1% to $8.1 million from $4.6 million during the year ended December 31, 1996. Gross profit as a percentage of revenue increased to 32.3% during the year ended December 31, 1997 from 26.8% during the year ended December 31, 1996. This increase resulted primarily from the introduction of the Company's Year 2000 solutions services which are performed primarily from the Company's Offshore Technology Resource Center and which typically carry higher margins than the Company's IT services performed in the United States.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses consist primarily of salaries and employee benefits for selling and administrative personnel as well as travel, telecommunications and occupancy costs for the Company's U.S. and India operations. Selling, general and administrative expenses during the year ended December 31, 1997 increased by 40.4% to $7.3 million from $5.2 million during the year ended December 31, 1996. Selling, general and administrative expenses as a percentage of revenue decreased to 29.0% during the year ended December 31, 1997 from 30.3% during the year ended December 31, 1996. The decrease resulted primarily from increased revenue from the Company's offshore facilities.

  Income (Loss) from Operations. Income from operations during the year ended December 31, 1997 was $829,000 compared to a loss of $(597,000) during the year ended December 31, 1996. Income from operations as a percentage of revenue was 3.3% during the year ended December 31, 1997 as compared to a loss of (3.5)% during the year ended December 31, 1996.

  Other Expense. Other expense during the year ended December 31, 1997 increased to $277,000 from $75,000 during the year ended December 31, 1996. The increase resulted primarily from an increase in borrowing by the Company to support the expansion of its Offshore Technology Resource Center.

  Income Tax (Provision) Benefit. Income tax provision during the year ended December 31, 1997 increased to $(598,000) from a benefit of $8,000 during the year ended December 31, 1996. This increase was a result of the Company's change from S corporation status to a C corporation, pursuant to which the Company incurred a one-time charge in the amount of $693,000 because of the related requirement to change from the cash method of accounting to the accrual method of accounting.

  Minority Interest in Net Income. Minority interest in net income consisted of the 49% ownership interest by Phoenix in the Company's Offshore Technology Resource Center. Minority interest in net income was $451,000 during the year ended December 31, 1997. In December 1997 the Company purchased the 49% interest from a wholly-owned subsidiary of Phoenix. See "Certain Transactions."

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Revenue. Revenue during the year ended December 31, 1996 increased by 37.9% to $17.1 million from $12.4 million during the year ended December 31, 1995. The increase resulted primarily from an increase in demand for the Company's traditional IT consulting services.

  Gross Profit. Gross profit during the year ended December 31, 1996 increased by 39.4% to $4.6 million from $3.3 million during the year ended December 31, 1995. Gross profit as a percentage of revenue remained constant at 26.8%.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses during the year ended December 31, 1996 increased by 73.3% to $5.2 million from $3.0 million during the year ended December 31, 1995. Selling, general and administrative expenses as a percentage of revenue increased to 30.3% during the year ended December 31, 1996 from 24.2% during the year ended December 31, 1995. The increase resulted primarily from expansion of the Company's sales, marketing and recruiting capabilities to support a higher level of revenue.

  Income (Loss) from Operations. Loss from operations during the year ended December 31, 1996 was $(597,000) compared to income of $315,000 during the year ended December 31, 1995.

  Other Expense. Other expense during the year ended December 31, 1996 increased to $75,000 from $50,000 during the year ended December 31, 1995. The increase resulted primarily from an increase in borrowing by the Company to support the creation of the Offshore Technology Resource Center.

  Minority Interest in Net Income. Minority interest in net income was $241,000 during the year ended December 31, 1996.

QUARTERLY RESULTS OF OPERATIONS

  The following tables set forth certain quarterly operating information for each of the eight quarters ending December 31, 1997, both in dollars and as a percentage of revenue. This information was derived from the unaudited consolidated financial statements of the Company, which, in the opinion of management, were prepared on the same basis as the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus and include all adjustments, consisting of normal recurring accruals, which management considers necessary for the fair presentation of the information for the periods presented. The financial data given below should be read in conjunction with the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

                                                     THREE MONTHS ENDED
                          -----------------------------------------------------------------------------
                          MAR. 31, JUNE 30, SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30,  SEPT. 30,  DEC. 31,
                            1996     1996     1996      1996      1997      1997      1997       1997
                          -------- -------- --------- --------  --------  --------  ---------  --------
                                                       (IN THOUSANDS)
RESULTS OF OPERATIONS:
 Revenue................   $3,699   $4,568   $4,295    $4,507    $5,144    $5,736    $6,861     $7,316
 Cost of revenue........    2,636    3,157    3,048     3,653     3,846     3,987     4,380      4,760
                           ------   ------   ------    ------    ------    ------    ------     ------
  Gross profit..........    1,063    1,411    1,247       854     1,298     1,749     2,481      2,556
 Selling, general and
  administrative
  expenses..............    1,062    1,212    1,187     1,711     1,474     1,731     2,079      1,971
                           ------   ------   ------    ------    ------    ------    ------     ------
  Income (loss) from
   operations...........        1      199       60      (857)     (176)       18       402        585
 Other income (expense),
  net...................       15      (18)     (24)      (48)      (38)     (130)      (73)       (36)
                           ------   ------   ------    ------    ------    ------    ------     ------
 Income (loss) before
  income taxes and
  minority interest.....       16      181       36      (905)     (214)     (112)      329        549
 Income tax (provision)
  benefit...............      --       --        (7)       15       --        --         21         74
 Income tax (provision)
  for change in
  corporate status......      --       --       --        --        --        --       (693)       --
                           ------   ------   ------    ------    ------    ------    ------     ------
 Income (loss) before
  minority interest.....       16      181       29      (890)     (214)     (112)     (343)       623
 Minority interest in
  net (income) loss.....      --       --       --        241       (57)       33      (160)      (267)
                           ------   ------   ------    ------    ------    ------    ------     ------
 Net income (loss)......   $   16   $  181   $   29    $ (649)   $ (271)   $  (79)   $ (503)    $  356
                           ======   ======   ======    ======    ======    ======    ======     ======
AS A PERCENTAGE OF TOTAL
 REVENUE:
 Revenue................    100.0%   100.0%   100.0%    100.0%    100.0%    100.0%    100.0%     100.0%
 Cost of revenue........     71.3     69.1     71.0      81.1      74.8      69.5      63.8       65.1
                           ------   ------   ------    ------    ------    ------    ------     ------
  Gross profit..........     28.7     30.9     29.0      18.9      25.2      30.5      36.2       34.9
 Selling, general and
  administrative
  expenses..............     28.7     26.5     27.6      38.0      28.6      30.2      30.3       26.9
                           ------   ------   ------    ------    ------    ------    ------     ------
  Income (loss) from
   operations...........      --       4.4      1.4     (19.1)     (3.4)       .3       5.9        8.0
 Other income (expense),
  net...................      0.4     (0.4)    (0.6)     (1.1)     (0.7)     (2.3)     (1.1)      (0.5)
                           ------   ------   ------    ------    ------    ------    ------     ------
 Income (loss) before
  income taxes and
  minority interest.....      0.4      4.0      0.8     (20.2)     (4.1)     (2.0)      4.8        7.5
 Income tax (provision)
  benefit...............      --       --      (0.1)      0.4       --        --        0.3        1.0
 Income tax (provision)
  for change in
  corporate status......      --       --       --        --        --        --      (10.1)       --
                           ------   ------   ------    ------    ------    ------    ------     ------
 Income (loss) before
  minority interest.....      0.4      4.0      0.7     (19.8)     (4.1)     (2.0)     (5.0)       8.5
 Minority interest in
  net (income) loss.....      --       --       --        5.4      (1.1)      0.6      (2.3)      (3.6)
                           ------   ------   ------    ------    ------    ------    ------     ------
 Net income (loss)......      0.4%     4.0%     0.7%    (14.4)%    (5.2)%    (1.4)%    (7.3)%      4.9%
                           ======   ======   ======    ======    ======    ======    ======     ======

  The Company's operations and related revenue and operating results historically have varied substantially from quarter to quarter and the Company expects these variations to continue. Among the factors causing these variations have been the number, timing and scope of IT projects in which the Company is engaged, the accuracy of estimates of resources and time frames required to complete ongoing projects, and general economic conditions. A high percentage of the Company's selling, general and administrative expenses, particularly salary, are relatively fixed in advance of any particular quarter. As a result, unanticipated variations in the number and timing of the Company's projects during a particular quarter may cause significant variations in operating results in that quarter. An unanticipated termination of a major project, a customer's decision not to pursue a new project or proceed to succeeding stages of a current project, or the completion during a quarter of several major customer projects could require the Company to continue to pay for underutilized personnel and, therefore, have a material adverse effect on the Company's business, financial condition and results of operations. Demand for the Company's services generally is lower in the fourth quarter due to reduced activity during the holiday season and fewer working days for those customers which curtail operations during such period. The Company anticipates that its business will continue to be subject to such seasonal variations. See "Risk Factors--Variability of Quarterly Operations and Financial Results."

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has financed its operations and capital expenditures primarily with internally generated cash flows, borrowings under its line of credit facilities and proceeds from the issuance of subordinated notes to Phoenix.

  The Company's operating activities generated cash of $290,000 in 1997 and used cash of $1.1 million in 1996 and $108,000 in 1995. In 1996 and 1995 the use of cash was due primarily to increases in accounts receivable. In addition, in 1996 the Company incurred an operating loss associated with start up expenses for its Offshore Technology Resource Center.

  The Company's capital expenditures used cash of $1.5 million during the year ended December 31, 1997 and $955,000 for the year ended 1996, which were primarily related to the operations of the Company's Offshore Technology Resource Center. The Company's investing activities used cash of $264,000 in 1995 to finance additions to equipment and improvements.

  The Company's financing activities provided cash of $1.2 million for the year ended December 31, 1997, $2.2 million in 1996 and $512,000 in 1995. During the year ended December 31, 1997, cash was generated primarily through the Company's issuance of subordinated notes to Phoenix, investments by Phoenix in the Offshore Technology Resource Center and bank borrowings. The Company generated cash in 1996 primarily through the issuance of subordinated notes to Phoenix in order to finance the establishment of its Offshore Technology Resource Center. In 1995 financing activities generated cash primarily as a result of borrowings under the Company's bank credit facilities.

  As of December 31, 1997, the Company had working capital of $78,000 and cash of $392,000. The Company also had an available bank line of credit for its U.S. facilities of $1.6 million as of December 31, 1997 ($2.5 million less $900,000 outstanding). Borrowings under this bank line of credit are secured by the Company's eligible accounts receivable and are utilized primarily to fund the Company's working capital requirements. Such borrowings are also guaranteed by Edward G. Caputo, the Company's President and Chief Executive Officer. The Company intends to repay the outstanding balance under this line of credit from the net proceeds of this offering. See "Use of Proceeds." The line of credit contains certain financial covenants which require the Company to maintain minimum total net worth, maximum total liabilities in relation to total net worth and a current ratio of 1.25:1. At December 31, 1996, the Company's current ratio was 1.04:1. This covenant default was waived by People's Bank in May, 1997. Upon the advice of its independent accountants, the Company adjusted its 1995 financial statements in connection with a post-closing audit. As a result of such adjustments the Company was not in compliance with any of these financial covenants for the year ended December 31, 1995 and the six month period ended June 30, 1996. These covenant defaults were waived by People's Bank in August, 1996. While the Company does not anticipate a need for the use of this facility in the forseeable future, if it does borrow under the line it may be required to seek additional amendments or waivers in the future. Although the Company anticipates that it would be able to obtain such amendments or waivers, there can be no assurance that it would be able to do so.

  The Company's Offshore Technology Resource Center maintains a credit facility for approximately $800,000 with Deutsche Bank. The outstanding balance as of December 31, 1997 was $557,000; $450,000 of the facility is denominated in U.S. dollars and is secured by a "Risk Take Over Agreement of Deutsche Bank AG, New York." The balance of $107,000 is denominated in Indian rupees. Of the $557,000 outstanding as of December 31, 1997, $157,000 was repaid in January 1998 and $400,000 matures in March 1998. Borrowings under the Indian credit facility are unsecured and are utilized primarily to fund the working capital requirements of the Offshore Technology Resource Center. Such borrowings are guaranteed by a wholly-owned subsidiary of Phoenix.

  The Company's Offshore Technology Resource Center invoices its U.S. customers in U.S. dollars to mitigate exchange risk; however, local expenses are denominated in local currency. The Company presently incurs a significant amount of its costs in local currency in India. In contrast, the Company presently generates most of its revenue in U.S. dollars. Accordingly, the Company is subject to risks that, as a result of currency fluctuations, the translation of foreign currencies into U.S. dollars could adversely affect its business, financial condition and results of operations. Historically, the Company has not hedged any meaningful portion of its foreign exchange transactions. See "Risk Factors--Risks of Doing Business in International Markets."


  On August 26, 1997, the Company issued to Phoenix 100 shares of its Series A Convertible Preferred Stock, which has a liquidation preference of $2,186,137 plus accrued and unpaid dividends, in exchange for $2,186,137 of subordinated indebtedness owed to Phoenix. Such dividends amounted to $75,474 as of December 31, 1997. The Series A Convertible Preferred Stock entitles the holder to one vote per share of Common Stock into which the Series A Convertible Preferred Stock is convertible, including the right to elect one director as a class, and has a dividend requirement of 10% per annum which shall accrue on a cumulative basis (which rate will increase to 15% if certain thresholds are not met). These shares are convertible at any time into an aggregate of 522,500 shares of the Company's Common Stock and are redeemable by Phoenix after July 31, 1999. These shares will automatically convert into Common Stock upon consummation of this offering. See "Certain Transactions."

  On December 31, 1997, the Company issued to PHL 100 shares of Series B Convertible Preferred Stock, which has a liquidation preference of $8,000,000 and a dividend requirement of 10% per annum which shall accrue on a cumulative basis. The holders are also entitled to one vote per share of Common Stock into which the Series B Convertible Preferred Stock is convertible and the right to elect one director as a class. These shares are redeemable by PHL after July 31, 1999 and are convertible at any time into an aggregate of 659,250 shares of the Company's Common Stock. The Series B Convertible Preferred Stock will automatically convert into Common Stock upon consummation of this offering. See "Certain Transactions."

  The Company believes that the net proceeds of this offering, together with available funds, existing credit facilities and the cash flow expected to be generated from operations, will be adequate to satisfy its current and planned operations for at least the next 24 months.

INFLATION

  The Company's most significant costs are the salaries and related benefits for its consultants and other professionals. Competition in India and the U.S. for IT professionals with the advanced technological skills necessary to perform the services offered by the Company have caused wages to increase at a rate greater than the general rate of inflation. As with other IT service providers, the Company must adequately anticipate wage increases. Further, India has in the past experienced significant inflation. Historically, the Company's wage costs in India have been significantly lower than its wage costs in the U.S. for comparably skilled employees, although wage costs in India are presently increasing at a faster rate than in the U.S. There can be no assurance that the Company will be able to recover cost increases through increases in the prices that it charges for its services in the U.S. See "Risk Factors--Competitive Market for Technical Personnel."

THE YEAR 2000 ISSUE

  The Company does not believe that it has material exposure to the Year 2000 issue with respect to its own information systems since its existing systems correctly define the year 2000. Although the Company believes that the information systems of its major vendors (insofar as they relate to the Company's business) comply with Year 2000 requirements, there can be no assurance that the Year 2000 issue will not affect the information systems of the Company's major vendors as they relate to the Company's business, or that any such impact of a major vendor's information system would not have a material adverse effect on the Company.

                                   BUSINESS

SUMMARY

  The Company provides a wide range of IT solutions and services to financial services organizations to support their evolving business processes. The Company utilizes leading technologies to offer its customers a comprehensive range of IT services, including technology services, management consulting, and product procurement and education services. In anticipation of the growing demand for IT services, including Year 2000 solutions services, and the shortage of skilled IT professionals in the United States, in 1996 the Company established its Offshore Technology Resource Center in Bangalore, India, which today provides its customers with increased access to skilled IT professionals on a cost-effective basis. As of December 31, 1997, the Company employed 285 full-time consultants in its four U.S. offices and the Offshore Technology Resource Center. The Company develops and maintains long-term relationships with its customers. In 1997, the Company provided services to over 100 customers and for each of 1996 and 1997 over 60% of the Company's revenue was derived from existing customers from the previous year. The Company's customers are typically large financial services organizations, especially leading insurance companies, such as The Hartford, MassMutual, Phoenix and Aetna, and G.E. Capital.

INDUSTRY OVERVIEW

  Intense competition, globalization, rapid technological innovation and deregulation are accelerating the rate of change in business today, particularly for organizations in such data and technology intensive industries as the insurance, banking, brokerage and other financial services industries. Financial services organizations face increasing pressures to improve product and service quality, reduce costs, improve operating efficiencies and strengthen customer relationships. These organizations are changing and adapting their business processes in order to achieve these objectives and therefore require systems and personnel that are flexible and capable of rapid change. Accordingly, a financial services organization's ability to successfully integrate and deploy advanced IT systems and applications in a timely and cost-effective manner has become critical to its success in today's rapidly changing business environment. In addition, many financial services organizations have begun to view IT solutions as strategic tools that can be used to gain competitive advantages such as reducing the time to market of products, providing an expanded mix of value-added client services, reducing the cost of development and maintenance of systems and providing timely access to information.

  At the same time, rapid technological advances have accelerated the pace of transition from mainframe to client/server architectures and from the utilization of many interdepartmental systems to enterprise-wide integrated systems. These technological advances have also increased the use of network and Internet/intranet communications systems. In addition, such technological advances have accelerated the convergence of the foregoing technologies. Although these rapid technological advances and other emerging and converging technologies offer the promise of faster, more functional and more flexible IT systems and applications, the implementation of business solutions utilizing these new technologies presents organizations and IT departments with major challenges. Evaluating, developing and integrating these solutions requires a large number of highly skilled individuals trained in many diverse technologies and architectures. However, there is a shortage of these individuals, and consequently many organizations either will not have sufficient staffing to satisfy their needs or will not have personnel with adequate expertise. Moreover, many companies have made a strategic decision to focus on their core competencies, minimize their fixed costs and reduce their work forces, thereby preventing them from investing in large IT staffs.

  As a result, many organizations are increasingly turning to third-party IT service providers to help them evaluate, develop, implement and support new IT systems and applications, and to help them maintain existing legacy systems and applications. Consequently, demand for IT services has grown significantly. According to industry sources, the U.S. market for outsourced IT services is expected to grow from over $13 billion in 1996 to approximately $24 billion in the year 2001, representing an average annual growth rate of 12.8%. IT services are particularly essential to the financial services industry, whose business is highly dependent on effective data processing management and analysis. Third-party implementation of such services in a timely and cost-effective manner requires not only technical expertise, but also highly developed project management skills and prior experience with the customers' systems. Also, because of needs specific to their industry, financial services organizations frequently seek IT service providers with financial industry experience.

  Financial services organizations are particularly sensitive to, and need to address, the Year 2000 problem (which prevents existing applications from properly interpreting dates after 1999), because it would prevent or inhibit the proper calculation of critical data and ultimately, if not corrected, may lead to an interruption or discontinuation of service. Solving a Year 2000 problem is a highly time and labor intensive project, typically requiring (i) identification and analysis of programs that are or may be affected, (ii) analysis of up to millions of lines of code and millions of items of data,
(iii) renovation of affected code and (iv) testing. Although the cost to remedy the Year 2000 problem is difficult to estimate, a recognized industry source has estimated that the worldwide costs (including in-house costs) to resolve the Year 2000 problem could range from $300 billion to $600 billion. Many providers of IT services expect to have an opportunity to leverage services rendered in connection with solving Year 2000 problems into other projects that require experience with these same customer systems, including
(i) maintaining and reengineering legacy systems, which many financial services organizations choose to maintain in order to maximize their investments in these systems and because of the high degree of customized functionality they provide and (ii) addressing the growing backlog of applications development projects that are accumulating while IT departments devote greater portions of their limited budgets and deploy more of their personnel on the Year 2000 problem.

  As organizations continue to maintain legacy systems, migrate from mainframe to client/server architectures, implement other emerging IT technologies and address the Year 2000 problem, the demand for IT professionals will continue to rise and the shortage of IT professionals is expected to become more severe. Meanwhile, financial services organizations continue to be challenged by the rising costs of applications development and maintenance and the large and growing backlog of applications development projects. For these reasons, financial services organizations are increasingly turning to outside IT service providers. By outsourcing IT services, companies are able to (i) focus on their core business, (ii) access specialized technical skills, (iii) implement IT solutions more rapidly, (iv) benefit from flexible staffing and
(v) reduce the cost of recruiting and training.

THE COMMAND SYSTEMS SOLUTION

  Command Systems provides IT services and solutions to financial services organizations by integrating and deploying new IT technologies to support evolving business processes in an efficient and cost-effective manner. The following are key attributes of the Command Systems solution:

    Broad Range of IT Services. The Company provides its customers with a single source for a broad range of IT services including (i) application development and implementation, (ii) network design and deployment, (iii) Internet/intranet application development, (iv) Year 2000 solutions, (v) IT staff augmentation and (vi) systems maintenance. The Company provides its services in a wide variety of computing environments (including client/server and legacy-based platforms) and utilizes leading technologies such as object-oriented development, database management systems and various Internet/intranet networking technologies. In addition, the Company has recently introduced management consulting services to meet the strategic IT needs of its customers.

    Strategic Focus on Financial Services Industry. By focusing on the financial services industry since 1985, and particularly on the needs of large insurance companies, the Company has developed expertise in a large vertical market dominated by large organizations with extensive IT needs. The Company leverages its expertise in the financial services industry to increase its customer base and to increase its business from existing customers. By hiring personnel with experience in the financial services industry, the Company has been able to establish new relationships with customers in this industry as well as maintain or strengthen existing relationships.

    Offshore Technology Resource Center. In anticipation of the growing demand for IT services, including Year 2000 solutions services, and the shortage of skilled IT professionals in the United States, the Company in 1996 established the Offshore Technology Resource Center in Bangalore, India. The Company believes that its Offshore Technology Resource Center offers customers certain advantages, including access to a large pool of IT professionals and lower development costs.

    Complete Range of Year 2000 Solutions Services. The Company's services include a comprehensive approach to the Year 2000 problem that (i) identifies and analyzes programs that are or may be affected, (ii) analyzes up to millions of lines of code and millions of items of data, (iii) renovates affected code to make it Year 2000 compliant and (iv) conducts multi-level testing. The Company believes that its Command2000 conversion methodology results in cost-effective and timely conversion solutions for its customers.

    Expertise in Key and Emerging Technologies. The Company hires highly skilled personnel who are experienced with key technologies (such as client/server development and design and network integration) and emerging technologies (such as data warehousing and object-oriented analysis and design). Additionally, the Company's IT professionals receive initial and ongoing training in a variety of technology platforms. The Company assists customers in understanding the latest IT developments and guides them through the implementation of the IT solutions best suited to their needs.

BUSINESS STRATEGY

  The Company's objective is to become the preferred provider of IT services to an expanding base of customers. The Company's strategies to achieve this objective include the following:

    Cross-Sell Services to Existing Customers. The Company's relationships with its customers provide it with an opportunity to market additional services and solutions to such customers. The Company seeks to maximize its customer retention rate and secure additional engagements by providing high-quality, responsive services. As a result of the Company's expertise in the financial services industry and the addition of strategic IT management consulting services, the Company is taking greater responsibility for the delivery of management level strategic systems solutions, thereby positioning itself to leverage its insurance industry expertise to provide management consulting services to its existing customer base. In addition, the Company believes that the detailed knowledge of customers' organizations, systems and needs that it gains during the performance of its Year 2000 conversion projects will serve as a competitive advantage in securing other projects from these customers.

    Leverage Expertise in Insurance Market. The Company will seek to leverage its expertise within the insurance industry into a larger, more diverse customer base within the broader financial services market, especially as deregulation encourages the creation of full service financial services organizations. The insurance, banking and other financial services industries are generally dominated by large companies with extensive IT needs. The Company will seek to leverage its industry-specific expertise and its existing accounts into a larger number of customers in these IT intensive markets. As the Company expands its customer base, it intends to open additional regional sales offices in the U.S. to enable the Company to sell to and support existing and new customers in expanded geographic areas and industries. To achieve these goals, the Company may seek strategic acquisitions of organizations that complement or enhance the Company's core skills.

    Continue Migration to Higher Margin Services. The Company seeks to continue to derive a greater percentage of its revenue from higher margin services. To support this goal, in December 1996 the Company began to manage Year 2000 solutions services for its customers and in July 1997 the Company began offering management consulting services. The Company has also reorganized its sales force to focus on the delivery of complete projects and solutions to its clients. The Company believes that projects managed by the Company will carry higher margins and will better enable it to become a full service technology solutions provider to its customers.

    Further Develop Offshore Technology Resource Center. To help meet the growing demand for IT services, the Company will continue to invest in its Offshore Technology Resource Center in Bangalore, India. The Company believes that the further development of its offshore infrastructure will improve the Company's access to IT professionals, reduce its costs associated with providing IT services and enable it to provide better support to its customers. This facility, which has been operational since December 1996, utilizes state-of-the-art technology and is connected via secure, high-speed satellite links to the Company's headquarters, branch offices and customer sites. The staff at the Offshore Technology Resource Center has grown to 144 employees as of December 31, 1997 from 26 employees at the end of 1996.

    Continued Development of Long-Term Relationships with Customers. The Company continues to develop preferred provider relationships with its customers. The Company's on-site personnel are integrated into the operations of its customers' IT departments. In addition, the Company makes significant investments in technology enhancements to support the strategic technical direction of its customers. The Company also uses several methods to obtain continuous customer feedback, including customer satisfaction surveys, consultant performance surveys and regularly scheduled meetings with senior management of each customer. A significant portion of the compensation of the Company's senior executives, sales executives and senior project managers is directly linked to customer satisfaction and the delivery of high quality, timely IT services at or below budget. The Company believes that these initiatives foster long-term customer satisfaction as evidenced by the fact that for each of the fiscal years ended December 31, 1996 and 1997 existing customers from the previous fiscal year generated over 60% of the Company's revenue.

    Attract, Train and Retain Highly Skilled IT Professionals. The Company's future success depends to a significant extent on its ability to attract, train, motivate and retain highly skilled IT professionals, particularly project managers, software engineers and other technology leaders. To achieve this objective, the Company maintains programs and personnel to identify and hire the best available IT professionals. The Company conducts training of its IT professionals in both legacy systems and emerging technologies to maintain its position as a technological leader and to enhance its methodologies. In addition, the Company utilizes its IT educational courses as an additional method of recruiting IT professionals. In order to attract, motivate and retain its employees in the face of existing shortages of IT professionals, the Company focuses on its corporate culture, incentive programs, compensation and benefits and provides a career and education management program to create an individualized structured career growth plan for its employees. The Company also has access to a large pool of IT professionals through its state-of-the-art Offshore Technology Resource Center.

SERVICES

  The Company is a solutions provider offering IT services based on leading technologies, including a wide variety of technology services, management consulting, and product procurement and education services. These services may be provided individually or as a combination of services offerings to provide complete solutions. The Company has adopted an integrated approach to providing solutions to its customers. Each of the Company's service offerings is led by a technology leader, supported by a team of dedicated IT consultants with focused expertise in the technologies specific to such service offering. The Company's dedicated teams of service providers work closely with each other, with the Company's customers and with a wide variety of technology vendors to ensure the availability of leading-edge technologies and capabilities, cost efficient and timely delivery of services and the development of solutions for specific business needs and objectives. The Company believes that its integrated approach to designing, developing and implementing its services offerings promotes long-term customer satisfaction, active customer involvement and a more complete understanding of customer requirements. The Company offers the following services:

                             TECHNOLOGY SERVICES

 The Company solves business problems by building technical solutions for customers utilizing the Company's business and technology expertise. The Company's organization enables focused attention to customer requirements and is based on the following services:


--------------------------------------------------------------------------------

      COMMAND SYSTEMS SOLUTIONS                        DESCRIPTION

--------------------------------------------------------------------------------
 COMMANDPRO--Project-based applica-         . Requirements definition and
 tion development and implementa-             vision
 tion services, including turnkey           . General analysis
 application systems development,           . Prototype sizing and
 migration and/or integration of              functionality assessment
 client/server systems through all          . Detail analysis
 phases of the development life cy-         . Platform and tool selection
 cle from design through production         . Data modeling and interface
 implementation.                              development
                                            . Development and implementation
 The Company develops application             scheduling
 systems utilizing leading technol-         . Prototype development
 ogy tools provided by vendors such         . Prototype deployment to
 as:                                          selected users
                                            . Full architectural and platform
 . Microsoft                                  development
 . Powersoft                                . Total application system
 . Oracle                                     development
 . Rational                                 . Enterprise testing
 . Lotus/IBM                                . Implementation
 . Cognos

--------------------------------------------------------------------------------

 COMMANDNET--Integrated network             . Workstation Migration--Deploys
 services to design and deploy net-           consistent enterprise user
 works, including related hardware            workstations.
 and software systems to:                   . Messaging--Provides better
                                              communications and reduced
 . Reduce network complexity                  cost of management.
 . Improve deployment speed                 . Network Systems Engineering--
 . Standardize platforms                      Designs and deploys LAN/WAN
 . Integrate messaging                        software and hardware.
 . Manage software assets                   . Enterprise Software
 . Reduce help desk support                   Management--Designs and
 . Improve enterprise network                 deploys software management
   efficiency                                 solutions.
 . Reduce cost of ownership

--------------------------------------------------------------------------------

 COMMANDWEB--Internet/intranet ap-          . Web-enabling legacy
 plication development services.              application development
 Provides web-based application and         . Web page design
 communication solutions to improve         . Graphics and multimedia
 internal and external communica-           . Security protection
 tions and services.                        . Internet application
                                              development

 CommandWEB incorporates the use of
 leading technologies such as: Ja-
 va, HTML, PERL, and leading web
 servers from Microsoft, Oracle and
 Sun Microsystems.


--------------------------------------------------------------------------------
     COMMAND SYSTEMS SOLUTIONS                       DESCRIPTION
--------------------------------------------------------------------------------

 COMMAND2000--Year 2000 solutions       The Company provides the following
 services. Provides expertise to        six step methodology to analyze,
 cost-effectively assess business       renovate and test millions of lines
 requirements and develop quality       of code and millions of items of
 solutions utilizing a combina-         data:
 tion of on-site project manage-
 ment staff and programming sup-          . Management Awareness--Advise
 port from the Company's Offshore           corporate executives of the na-
 Technology Resource Center in              ture and scope of the Year 2000
 Bangalore, India.                          problem.
                                          . Inventory Analysis--Provide a
                                            comprehensive survey, data col-
                                            lection and analysis of the
                                            scope of the Year 2000 problem
                                            by application, line of business
                                            or enterprise.
                                          . Portfolio Assessment--Perform an
                                            in-depth assessment of all of
                                            the date fields and date
                                            processing routines. Source code
                                            is analyzed and computer program
                                            interaction is documented.
                                          . Change Strategy--Determine the
                                            conversion schedule and logis-
                                            tics by focusing on the rela-
                                            tionships of computer system
                                            components.
                                          . Application Renovation--Deliver
                                            on-site project management and
                                            analysis at the customer facili-
                                            ty, combined with the renovation
                                            of affected code.
                                          . Testing--Provide unit testing
                                            and parallel testing comparisons
                                            back to the predetermined base-
                                            line of each application system.

--------------------------------------------------------------------------------

 COMMANDOO--Object-                       . Incorporate the use of business
 oriented development services to           objects within the application
 improve new application develop-           design.
 ment time to market and reduce           . Establish a repeatable process
 ongoing application maintenance            for the project life cycle.
 expense by providing and utiliz-         . Develop and utilize enterprise-
 ing leading object-oriented                wide object repository.
 tools, methodologies and expert-
 ise.

--------------------------------------------------------------------------------

 COMMANDSTAFF--                           . Design
 IT staff augmentation services           . Data modeling
 to provide customers with highly         . Analysis
 skilled IT professionals, over a         . Programming
 wide range of technologies from          . Development
 client server and/or traditional         . Testing
 technology developers to help            . Networking
 desk support to supplement IT            . Implementation
 requirements on demand and as            . Help Desk
 needed. IT professionals are             . Maintenance
 carefully selected and techni-
 cally qualified to match areas
 of expertise with specific cus-
 tomer requirements.

--------------------------------------------------------------------------------

 COMMANDSOURCE--Provides and man-       Outsource and/or insource ongoing
 ages long-term maintenance of appli-   customer application maintenance and
 cation systems by utilizing a          enhancement needs across
 range of technology toolsets.          client/server and mainframe computer
 The Company provides carefully         environments, onsite at customer lo-
 selected and qualified resources       cations, offsite at the Company's
 that are fully integrated into         domestic offices and/or at the Off-
 the customer's IT environment.         shore Technology Resource Center.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            EDUCATIONAL SERVICES

 The Company believes that an integral part of delivering technology solutions to customers is developing the expertise needed by the customers' IT staff. The Company focuses on providing its customers' IT staff with the most current skills required for application systems development.

--------------------------------------------------------------------------------

     COMMAND SYSTEMS SOLUTIONS                         DESCRIPTION

--------------------------------------------------------------------------------

 COMMANDU--Technology Education             . Provides client/server,
 Centers. The Company trains soft-            networking, object-oriented
 ware developers in state-of-the-             techniques and database
 art development tools available              training for developers of
 from leading software tool vendors           application systems and
 such as:                                     network integrators.


 .Microsoft                                 . Provides technical development
 .Powersoft                                   training program for the skill
 .Rational                                    migration of customers' staff
                                              and the technical skill
                                              development of the Company's
                                              new hires.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         MANAGEMENT CONSULTING SERVICES

 The Company develops long-term technology plans that help customers achieve specific strategic business objectives. The Company's management consultants typically interface with the customers' senior management.

--------------------------------------------------------------------------------

     COMMAND SYSTEMS SOLUTIONS                         DESCRIPTION

--------------------------------------------------------------------------------

 COMMANDMCS--These strategic con-           . Electronic Commerce
 sulting services address the needs         . Business Process Reengineering
 of senior IT management and orga-          . Technology Migration Planning
 nizational design to enhance and           . Change Management
 maximize the use of resources.             . Technical Architecture
--------------------------------------------------------------------------------

                      SOFTWARE AND HARDWARE SOLUTIONS

 One of the Company's goals is to provide comprehensive turnkey IT solutions for its customers. Primarily for its middle market customers, the Company incorporates product procurement services into the IT solutions that it provides, including electronic product ordering, product configuration, testing and delivery.

-------------------------------------------------------------------------------

      COMMAND SYSTEMS SOLUTIONS                         DESCRIPTION

-------------------------------------------------------------------------------

 COMMANDWARE--The Company can offer         . Turnkey solutions to middle
 complete IT solutions, including             market customers as a value-
 the procurement of software and              added reseller of hardware
 hardware products necessary for              products from several leading
 the rapid migration toward new               manufacturers.
 technological environments.

                                            . Software products and
                                              application solutions through
                                              value-added resales of
                                              software products from several
                                              leading software developers.

                                            . C-BOLT--Character-Based On
                                              Line Testing for Year 2000
                                              mainframe automated software
                                              quality assurance testing
                                              through a proprietary terminal
                                              emulation software product
                                              that extends the power of the
                                              Rational SQA Suite.


CUSTOMERS

  The Company focuses its sales efforts on Fortune 500 companies in the financial services industries and middle market companies in the insurance, banking and brokerage industries with significant IT budgets and recurring software development needs. During 1997, the Company provided services to over 100 customers. The Company seeks to maximize its customer retention rate and secure additional engagements by (i) providing quality services and customer responsiveness, (ii) leveraging its expertise within the financial services industry into a larger, more diverse customer base and (iii) cross-selling additional services to existing customers.

  Typical development projects for insurance companies include applications systems such as claims processing; agency management; coordination of benefits and subrogation, pension, premium and loss reporting; accounting; compensation; annual statement; actuarial; underwriting and benefits. Typical development projects for other financial services organizations include applications for mutual fund analysis, fund tracking, stock transfer, customer information, cash distribution, accounting, annual statement, portfolio accounting and human resource systems. Organizations in these industries are highly information dependent and use IT systems to gain a competitive advantage.

  The Company has historically derived, and may in the future derive, a significant amount of revenue from a relatively small number of customers. During the year ended December 31, 1997, the Company's three largest customers, The Hartford, New York Life and Phoenix, accounted for 13.1%, 13.0% and 10.3% of the Company's total revenue, respectively. For the year ended December 31, 1996, the Company's two largest customers, The Hartford and New York Life accounted for 13.6% and 12.6% of the Company's total revenue, respectively. No other single customer accounted for more than 10% of the Company's total revenue during these periods. For each of the fiscal years ended December 31, 1996 and 1997 existing customers from the previous fiscal year generated at least 60% of the Company's revenue.

  Organizations to which the Company provided services during the year ended December 31, 1997 include among others:

CUSTOMER                    SERVICES PROVIDED        CUSTOMER             SERVICES PROVIDED
--------                    -----------------        --------             -----------------
Aetna                      .CommandOO                New York Life        .CommandOO
                           .CommandPRO                                    .CommandPRO
                           .CommandSTAFF                                  .CommandSTAFF
                           .CommandU                                      .CommandWARE
                           .CommandWARE                                   .Command2000
                           .Command2000
                                                     Otis Eastern
Boston Mutual              .Command2000                Service            .CommandPRO
                                                                          .CommandSTAFF
Citibank                   .CommandSTAFF
                                                     Phoenix              .CommandNET
Fleet Services             .CommandPRO                                    .CommandPRO
                           .CommandSTAFF                                  .CommandSTAFF
                                                                          .CommandU
G.E. Capital               .CommandPRO                                    .CommandWARE
                           .CommandSTAFF
                           .CommandWARE              QualMed              .CommandWEB

General Reinsurance        .CommandPRO               The Hartford         .CommandNET
                           .CommandSTAFF                                  .CommandPRO
                           .CommandWARE                                   .CommandSTAFF
                                                                          .CommandU
J.P. Morgan                .CommandSTAFF                                  .CommandWARE
                                                                          .Command2000
Kaiser Permanente          .CommandMCS
                           .CommandPRO               The Mutual Life      .Command2000
                           .CommandSTAFF              Insurance Company   .CommandSTAFF
                                                       of New York        .CommandWARE
Liberty Mutual Group       .Command2000
                           .CommandSTAFF             TransAmerica         .CommandOO
                           .CommandWARE               Leasing             .CommandWARE

MassMutual                 .CommandPRO               Unicare Life &       .CommandSTAFF
                           .CommandSTAFF              HealthCompany

                                                     United Parcel
                                                      Service             .CommandSTAFF


REPRESENTATIVE ENGAGEMENTS

  Examples of the Company's engagements, which are representative of the nature of the Company's services and customer relationships, are set forth below:

    COMMANDPRO--Project management and application development for a major New England-based, Fortune 500 insurance company. The Company was awarded a contract to manage a turnkey project to develop an insurance underwriting application system, designed to fully automate the underwriting process. The Company developed a system with built-in sophisticated algorithms and underwriting business logic to automatically calculate business ratings and various premiums. The Company's expertise in the insurance industry also enabled it to develop the underwriting system so that it was fully integrated with the customer's accounting system in order to streamline and automate the customer's billing process. The Company utilized a team of 12 CommandPRO consultants with insurance industry expertise in order to reengineer this component of the customer's business process. Command is a Preferred Vendor and has successfully completed more than a dozen projects for this insurance company.

    COMMANDNET--The Company provided project management and implementation for a network and workstation migration and infrastructure upgrade of more than 3,000 desktops for another Fortune 500 insurance company at the customer's corporate headquarters. The Company is also in the process of providing such services at over 75 field offices for this customer. The Company was awarded this multi-million dollar contract to develop a turnkey process to provide a standardized single workstation environment to support over 200 applications on desktop workstations. The Company is also training all of the customer's affected employees in order to minimize productivity interruptions. The Company planned and implemented the deployment, managed the rollout and successfully migrated these desktops at the customer's headquarters ahead of schedule. The solution provides central desktop and application administration, automated update and version control. Command is a Preferred Vendor and has successfully completed more than a dozen projects for this insurance company.

    COMMANDWEB--The Company web-enabled an enrollment application for a large Midwest-based, managed health care company. The Company was awarded a contract to develop a three-tier, interactive online health benefits enrollment program utilizing Internet technology and subsequently designed and coded an online extranet application for this customer. This enrollment application (consisting of fractional and architectural components such as Javascript code, NetDynamics Application Server, Netscape Fasttrack Web Server and Oracle Database Server) allows users to execute certain transactions via the Internet, such as opening a new enrollment, adding additional dependents to the existing plan, deleting dependents and terminating coverage. Once entered, data is processed by a legacy application using a customized feed from an Oracle database.

    COMMAND2000--An ongoing Year 2000 solutions project for a large New York-based insurance company. Command was awarded a multi-million dollar contract to assess and renovate over eight million lines of code for century change compliance. Due to the speed, efficiency and effectiveness of the Command2000 process, the Company has been engaged to renovate another two million lines of code for this customer.

SALES AND MARKETING

  The Company focuses its marketing efforts on financial services organizations with substantial IT budgets and recurring IT staffing and services needs. Marketing programs include direct mail campaigns, seminars, conferences, trade shows and other activities intended to generate and maintain an interest in the Company's services. In addition, the Company has organized its staff into areas of technology expertise and has branded such areas to promote market awareness and differentiation.

  The Company markets its services through a direct sales force located throughout the Company's offices in Farmington and Stamford, Connecticut, Natick, Massachusetts and New York, New York, as well as senior executives from corporate headquarters. The Company sells to customers utilizing a sales team approach in which each team is led by a senior sales executive and supported by one or more junior sales executives, recruiters and technology leaders. The members of the team combine their efforts to present a comprehensive solution proposal to each customer.

  In order to develop an in-depth understanding of each customer's individual needs and to form strong customer relationships, sales executives are assigned to a limited number of customers that generally does not exceed twelve. These executives are responsible for providing highly responsive service and ensuring that the Company's applications solutions achieve customer objectives. Commissions based upon the gross profit generated from each business transaction constitute a substantial portion of the total compensation for each sales executive.

  The Company's services require a substantial financial commitment by customers and, therefore, typically involve a long sales cycle. Once a lead is generated, the Company endeavors to understand quickly the potential customer's business needs and objectives in order to develop the appropriate solution and bid accordingly. The

Company's technology leaders are involved throughout the sales cycle to ensure mutual understanding of customer goals, including time to completion, and technological requirements. Sales cycles for complex business solutions projects typically range from one to six months from the time the Company initially meets with a prospective customer until the customer decides whether to authorize commencement of an engagement.

  As of December 31, 1997, the Company had 18 persons engaged in sales and marketing full-time. In addition to its sales and marketing force, the Company also uses an outside public relations firm that coordinates all corporate communications, including the scheduling of press conferences to promote the Company's services and delivery methodologies.

HUMAN RESOURCES

  As of December 31, 1997, the Company employed 14 full-time personnel dedicated to recruiting IT professionals and managing its human resources. The Company actively recruits in the United States and India. Recruiting methods include advertisement on television, in leading newspapers, in trade magazines and on the Company's web site and through participation in career fairs. The Company also participates in on-campus recruiting for recent college graduates and has hired employees from various schools with degrees in computer science and management information systems. In addition, the Company has established an employee referral plan, which actively involves employees in referring individuals and screening candidates for new positions. Upon completion of this offering, the Company intends to utilize stock options as part of its recruitment and retention strategy.

  The Company's strategy for employee retention includes career planning, thorough initial and ongoing training, allocation of assignments in accordance with employee skills and career objectives and a comprehensive benefits package, including incentive-based compensation and tuition reimbursement. As part of its retention efforts, the Company seeks to minimize turnover by emphasizing (i) contractual limitations effective upon termination of employment, (ii) competitive salaries, (iii) employee stock options and (iv) deferred compensation.

  All IT professionals receive ongoing training on a variety of technology platforms. The Company's education and training department helps employees make the transition from legacy to client/server skills by providing cross-platform training in new technologies. In addition to comprehensive technical training, the Company provides extensive training in software quality implementation processes. The Technology Education Centers provide ancillary benefits to the Company by reducing the cost to train its own software developers and provide the Company with highly trained individuals. The training services provided by the Company also provide it with a pool of new talent for development projects.

  The Company's IT professionals typically have Bachelor's or Master's degrees in Computer Science or another technical discipline, and, as of December 31, 1997, the average U.S.-based professional, including newly hired personnel, had over 10 years of relevant industry work experience. As of December 31, 1997, the Company had 350 employees comprised of 285 salaried IT professionals, 18 sales and marketing personnel and 47 general and administrative personnel. As of December 31, 1997, the Company also utilized 31 independent contractors to supplement its IT workforce.

  The Company believes that there is a shortage of, and significant competition for, IT professionals and that its future success is highly dependent upon its ability to attract, train, motivate and retain skilled IT consultants with the advanced technical skills necessary to perform the services offered by the Company.

  The Company's employees are not represented by any labor unions. The Company considers its relations with its employees to be good.

COMPETITION

  The IT services industry is highly competitive and fragmented and served by numerous international, national, regional and local firms, all of which are either existing or potential competitors of the Company.

Primary competitors include other IT service providers, along with participants from a variety of market segments, including "Big Six" accounting firms, implementation firms, applications software firms, service groups of computer equipment companies, general management consulting firms, programming companies and temporary staffing firms, as well as in-house IT departments. In addition, a significant and increasing number of companies have recently announced that they offer Year 2000 solutions services or automated Year 2000 solutions software products. Many of the Company's competitors have significantly greater financial, technical and marketing resources and generate greater revenue than the Company, and there can be no assurance that the Company will not lose existing customers to such competitors. The Company believes that the principal competitive factors in the IT services industry include the range of services offered, industry expertise, technical expertise, responsiveness to customer needs, speed in delivering IT solutions, quality of service and perceived value. See "Risk Factors--Competition."

INTELLECTUAL PROPERTY RIGHTS

  The Company relies upon a combination of copyright and trade secret laws, nondisclosure and other contractual arrangements in order to protect its proprietary rights in its various intellectual properties. India is a member of the Berne Convention, an international treaty. As a member of the Berne Convention, the government of India has agreed to extend copyright protection under its domestic laws to foreign works, including works created or produced in the United States. The Company believes that laws, rules, regulations and treaties in effect in the United States and India are adequate to protect it from misappropriation or unauthorized use of its intellectual property. However, there can be no assurance that such laws will not change and, in particular, that the laws of India will not change in ways that may prevent or restrict the transfer of software components, libraries and toolsets from India to the United States. The Company enters into confidentiality agreements with its employees and limits distribution of proprietary information. There can be no assurance, however, that the steps taken by the Company to protect its proprietary rights will be adequate to deter misappropriation of its intellectual property, or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its rights. The Company presently holds no patents or registered copyrights. Although the Company believes that its intellectual property rights do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against the Company in the future, that assertion of such claims will not result in litigation or that the Company would prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms. Additionally, the Company may in the future license certain technologies to its customers. There can be no assurance that the Company will be able to successfully license these technologies, protect them from infringement or misuse, or prevent infringement claims against the Company in connection with its licensing efforts. The Company expects that the risk of infringement claims against the Company will increase if more of the Company's competitors are able to successfully obtain patents for software products and processes. Any such claims, regardless of their outcome, could result in substantial cost to the Company and divert management's attention from the Company's operations. Any infringement claim or litigation against the Company could, therefore, have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Intellectual Property Rights."

FACILITIES

  The Company leases approximately 10,870 square feet of office space in Farmington, Connecticut which is used by the Company's senior management, administrative personnel, human resources and sales and marketing functions. This lease expires on December 1, 2000. The Company also leases facilities in Stamford, Connecticut, Natick, Massachusetts, and New York, New York.

  In addition, the Company leases approximately 19,720 square feet of office space in downtown Bangalore, India for its Offshore Technology Resource Center. This lease expires on September 16, 1998 but is renewable at the option of the Company for two successive two-year periods. The Company expects that it may require additional space in India during 1998. The Company believes that it will be able to obtain any additional space necessary in a timely manner and on commercially reasonable terms.

  The Company believes that these facilities, together with additional space to be obtained at the Company's headquarters in Farmington, Connecticut and, if necessary, in Bangalore, India will be adequate for its presently anticipated future needs.

LEGAL PROCEEDINGS

  The Company is not involved in any material legal proceedings.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company as of February 10, 1998 are as follows:

            NAME            AGE                     POSITION
 -------------------------- --- -----------------------------------------------
                             47 President, Chief Executive Officer and Chairman
 Edward G. Caputo..........     of the Board
 Stephen L. Willcox........  46 Executive Vice President, Chief Operating
                                Officer, Secretary and Director
 Robert B. Dixon...........  61 Vice President of Finance and Treasurer
                             45 Vice President of Marketing and Assistant
 Glenn M. King.............     Secretary
                             56 Vice President of Management Consulting
 Lee Lapioli...............     Services
 Mary Lou Welch............  50 Vice President of Sales and Recruiting
 William P. Scharfenstein..  50 Vice President of Operations
 John J.C. Herndon(1)(2)...  66 Director
 James M. Oates(1)(2)......  51 Director
 Joseph D. Sargent.........  68 Director

--------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.

  Edward G. Caputo founded the Company in April 1985 and has served as its President, Chief Executive Officer and Chairman of the Board of Directors since inception. Prior to founding the Company, for eight years Mr. Caputo served as President of Computech, Inc. ("Computech"), a privately held consulting services company which he founded in 1977 and sold to Price Waterhouse in 1985. From 1972 until he founded Computech, Mr. Caputo was a programmer for Electronic Data Systems, a systems integration company.

  Stephen L. Willcox has served as Executive Vice President, Chief Operating Officer and Secretary since December 1997 and as a Director of the Company since October 1997. From July 1997 until December 1997, Mr. Willcox served as a strategic and financial consultant for the Company. From January 1995 to December 1996, Mr. Willcox served in various executive capacities, including President and Chief Operating Officer, of United HealthCare Administrators, Inc. (including its predecessor), a subsidiary of United HealthCare, a publicly held managed care company. From January 1993 to December 1994, Mr. Willcox served as the Vice President of Employee Benefits for The Travelers Corporation ("Travelers"). From January 1982 to December 1993, Mr. Willcox held various positions in The Travelers Insurance Companies, where he most recently served as its Vice President of Corporate Finance. From 1973 to 1981, Mr. Willcox was employed by Coopers & Lybrand, including as General Practice Manager. Mr. Willcox is also a Certified Public Accountant and a Certified Management Accountant.

  Robert B. Dixon has served as Vice President of Finance for the Company since March 1997 and as Treasurer for the Company since December 1997. From October 1996 to March 1997, Mr. Dixon served as a financial consultant to the Company. From July 1993 to October 1996, Mr. Dixon served as the Deputy Director and Executive Vice President of the Connecticut Development Authority, a quasi-public merchant bank that was responsible for the economic development of the State of Connecticut. In 1986 Mr. Dixon founded Dixon & Associates, a financial consulting services firm, and from inception until July 1993, Mr. Dixon served as its principal. Previously, Mr. Dixon has held senior financial positions with Citibank, The Hertz Corporation, The Gillette Company and The Ford Motor Company.

  Glenn M. King has been employed by the Company in various capacities since September 1986, most recently as Vice President of Marketing since November 1997. From May 1983 to September 1986, Mr. King served as a Systems Analyst for the Travelers Insurance Company, the Hartford Insurance Group and Vantage Computer Systems. From May 1979 to May 1983, Mr. King served as a Licensed Insurance Adjuster for Metropolitan Property and Casualty Insurance Co.

  Lee Lapioli has served as Vice President of Management Consulting Services for the Company since June 1997. From December 1994 to May 1997, Mr. Lapioli served as Senior Vice President and Chief Information Officer of New York Life, a multi-line mutual insurance company. From February 1982 to November 1994, Mr. Lapioli served as Senior Vice President for Phoenix Home Life, a mutual insurance company. From February 1973 to January 1982, Mr. Lapioli served as Vice President and Chief Operating Officer of Penn Mutual Life, a mutual insurance company. From February 1964 to January 1973, Mr. Lapioli served as Manager of Actuarial Services for Provident Mutual Life, a mutual insurance company.

  Mary Lou Welch has served as Vice President of Sales and Recruiting for the Company since November 1997. From July 1995 to July 1997, Ms. Welch served as Vice President of Sales and Marketing for Portable Data Collection for WPI Oyster/Termiflex. From November 1994 to July 1995, Ms. Welch served as Director of Marketing for Worldwide Services for Data General Corporation. From June 1984 to November 1994, Ms. Welch held various positions from Sales Executive to Director of Marketing to the banking industry for Digital Equipment Corporation. From June 1977 to June 1984, Ms. Welch served as a Sales Representative for Control Data Corporation.

  William P. Scharfenstein has served as Vice President of Operations since February 1998. From 1973 to February 1997, Mr. Scharfenstein served in various capacities for Pratt & Whitney including Senior System Programmer, Business Support from 1973 to 1982, Senior Systems Analyst, Operations Research from 1982 to 1986, Superior Systems Programming & Operations from 1986 to 1992, MIS Manager, Powerplant Production from 1992 to June 1997, and MIS Manager, Eagle Service from July 1997 to February 1998. Previously, Mr. Scharfenstein served as Systems Analyst for Durham-Bush, Beneficial Computing Services and Travelers Insurance Company.

  John J.C. Herndon has served as a Director of the Company since December 1997. Mr. Herndon has served as the Vice President of Strategic Development for Phoenix since April 1996. In 1995, Mr. Herndon was a consultant to the Advest Group and successfully raised a venture capital fund for investment in companies based in Connecticut. From 1993 to 1994, he was President of the Connecticut Development Authority, a quasi-public merchant bank for economic development, and he served as Deputy Chief of Staff under Governor Lowell Weicker. From 1977 to 1985, Mr. Herndon was Senior Vice President of City Investing Company in New York, a diversified international corporation engaged in insurance, manufacturing, construction and consumer services.

  James M. Oates has served as a Director of the Company since December 1997. Mr. Oates currently is, and since 1994 has been, Managing Director of the Wydown Group, a consulting firm specializing in start-ups and growth strategies. From 1984 to 1994, Mr. Oates served as President and Chief Executive Officer of Neworld Bancorp. From 1983 to 1984, Mr. Oates served as President and Chief Operating Officer of Burgess and Leith, a full service brokerage firm. From 1977 to 1983, Mr. Oates served as President and Chief Operating Officer to Metro Bancholding Corporation. From 1973 to 1977, Mr. Oates served as Vice President of Centerre Bank, N.A. Mr. Oates serves on the Board of Directors of Investors Financial Services, Inc., Stifel Financial, Phoenix Duff & Phelps, and Plymouth Rubber Company, all of which are publicly traded companies, and Phoenix Funds, Investors Bank & Trust, The Govett Funds and Emerson Investment, all of which are registered investment companies under the Investment Company Act of 1940.

  Joseph D. Sargent has served as a Director of the Company since January 1998. Mr. Sargent has served as Chairman and Principal of Bradley, Foster & Sargent since 1993. Mr. Sargent also currently serves as Chairman and Director of Connecticut Surety Corporation and its several affiliates, positions he has held since December 1992. From 1995 to 1996, Mr. Sargent served as Chairman and Director of S-K-I Ltd. Mr. Sargent served as Chairman, and later as Vice Chairman, of Conning & Company, an investment banking firm, from 1991 to 1995 and as its Chairman and Chief Executive Officer from 1988 to 1991. Mr. Sargent is a Director of Trenwick Group Inc., E.W. Blanch Holdings, Policy Management Systems Corporation, Mutual Risk Management Ltd., MMI Companies, Inc. and Executive Risk, Inc., all of which are publicly held companies.

  During the period of Mr. Willcox's service as Vice President of Corporate Finance for Travelers, the Securities and Exchange Commission (the "Commission") commenced an investigation into the manner in which Travelers and its wholly-owned subsidiary The Travelers Insurance Company ("TIC") implemented an accounting rule known as FAS 97. FAS 97, which was promulgated by the Financial Accounting Standards Board in 1988, required the elimination in 1989 of certain types of reserves for real estate investments. The Commission contended that Travelers had omitted to state material facts in its 1988 annual report and in the 1989 annual and quarterly reports of Travelers and TIC by failing to eliminate a $231 million risk reserve and taking a $231 million charge against its 1989 earnings, which would have reduced Travelers' 1989 earnings to $130 million from the reported $361 million. In early 1989, Travelers' Chief Financial Officer assigned Mr. Willcox to assemble and lead a task force to recommend the proper implementation of FAS 97 with respect to certain reserves maintained by TIC's Asset Management and Pension Services Department ("AMPS"). The task force consisted of several of Travelers' employees, representing a cross section of Travelers' employees with information relevant to the implementation of FAS 97, and included representatives from AMPS' and Travelers' financial standards, corporate tax, and financial reporting units. While the task force reviewed information provided by AMPS' personnel regarding how the reserve was developed and funded, representatives from Travelers and its independent accountants, a nationally recognized accounting firm, also worked on TIC's implementation of FAS 97. Following investigative proceedings pursuant to Section 21C of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Commission in May 1994 entered into an order (the "Order") (i) requiring Travelers and TIC to restate their consolidated financial statements as of and for the year ended December 31, 1989 in order to implement FAS 97 properly and
(ii) directing TIC, Travelers' Chief Financial Officer and Mr. Willcox to cease and desist from violating or causing violations of Section 13(a) of the Exchange Act and Rules 12b-20, 13a-1 and 13a-13. As part of the settlement with the Commission, Travelers, its Chief Financial Officer, TIC and Mr. Willcox agreed to the Commission's Order without admitting or denying the charges. Following the release of the Commission's Order, the AICPA closed an investigation as to whether Mr. Willcox violated the Codes of Professional Conduct of the AICPA or the Connecticut Society of CPAs and took no action.

  Pursuant to the Company's Amended and Restated Certificate of Incorporation and By-Laws, on or prior to the date on which the Company first provides notice of an annual meeting of the stockholders (or a special meeting in lieu thereof) following this offering (the "Initial Public Meeting"), the Board of Directors of the Company shall divide the directors nominated for election at such meeting into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the first annual meeting of stockholders or any special meeting in lieu thereof following the Initial Public Meeting, the term of office of the second class to expire at the second annual meeting of stockholders or any special meeting in lieu thereof following the Initial Public Meeting, and the term of office of the third class to expire at the third annual meeting of stockholders or any special meeting in lieu thereof following the Initial Public Meeting. At each annual meeting of stockholders or special meeting in lieu thereof following such initial classification, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders or special meeting in lieu thereof after their election and until their successors are duly elected and qualified.

  There are no family relationships among any of the executive officers and directors of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, establishes and approves salaries and incentive compensation for executive officers and administers the Company's 1997 Employee, Director and Consultant Stock Plan, and an Audit Committee, which reviews the results and scope of audits and other services provided by the Company's independent public accountants.

COMPENSATION OF DIRECTORS

  Directors do not receive an annual retainer or any fees for attending regular meetings of the Board of Directors. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings. Non-employee directors are, however, eligible for participation in the Company's 1997 Employee, Director and Consultant Stock Plan and the Company has, and may in the future, grant non-qualified stock options to non-employee directors as an incentive to join or remain on the Board of Directors. Upon joining the Board of Directors, each of Messrs. Herndon and Oates were granted an option to purchase 5,000 shares of Common Stock at an exercise price of $9.00 per share, 25% of which vested immediately and the remainder of which will vest ratably on each of the first, second and third anniversary of the date of the initial grant.

KEY PERSON LIFE INSURANCE

  The Company presently maintains key person life insurance in the amount of $5.0 million on Edward G. Caputo, the Company's President and Chief Executive Officer.

EXECUTIVE COMPENSATION

  The following table sets forth certain summary information concerning the compensation earned by the Company's Chief Executive Officer and its four other most highly compensated executive officers (the "Named Executive Officers") whose total salary and bonus for fiscal 1997 exceeded $100,000, for services rendered to the Company and its subsidiaries in all capacities during that fiscal year. No executive who would otherwise have been includable in such table on the basis of salary and bonus earned for fiscal 1997 has resigned or otherwise terminated employment during fiscal 1997.

                          SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                                    ANNUAL      COMPENSATION
                                               COMPENSATION(2)     AWARDS
                                               ---------------- ------------
                                                                 SECURITIES
                                                                 UNDERLYING
           NAME AND PRINCIPAL                   SALARY   BONUS    OPTIONS
              POSITION (1)                YEAR   ($)      ($)       (#)
----------------------------------------  ---- -------- ------- ------------
Edward G. Caputo........................  1997  151,198     --        --
 President and Chief Executive Officer
Robert B. Dixon(3)......................  1997  107,333  10,000    12,500
 Vice President of Finance
Glenn M. King...........................  1997  100,833  10,000    14,250
 Vice President of Marketing and
 Assistant Secretary
Lee Lapioli.............................  1997  116,574     --        --
 Vice President of Management Consulting
 Services
David R. Wheeland.......................  1997  110,000  10,000    12,500
 Former Vice President of Operations

--------

(1) Mr. Willcox, Ms. Welch and Mr. Scharfenstein, who joined the Company in December 1997, November 1997 and February 1998, respectively, would be among the five most highly compensated individuals had they been with the Company during all of fiscal 1997. Mr. Willcox's base salary is $175,000, Ms. Welch's base salary is $120,000 and Mr. Scharfenstein's base salary is $120,000.
(2) The costs of certain benefits are not included because they did not exceed, in the case of each Named Executive Officer, the lesser of $50,000 or 10% of the total annual salary and bonus for such Named Executive Officer.

(3) Mr. Dixon's salary includes $24,000 received as compensation for consulting services rendered to the Company for the first two months of 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information concerning individual grants of stock options made pursuant to the Company's 1997 Plan during 1997 to each of the Named Executive Officers.(1)

                                                                          POTENTIAL REALIZABLE
                                                                            VALUE AT ASSUMED
                                                                         ANNUAL RATES OF STOCK
                                                                         PRICE APPRECIATION FOR
                                        INDIVIDUAL GRANTS                    OPTION TERM(3)
                         ----------------------------------------------- -----------------------
                         NUMBER OF
                         SECURITIES
                         UNDERLYING PERCENT OF TOTAL EXERCISE
                          OPTIONS   OPTIONS GRANTED  OR BASE
                          GRANTED   TO EMPLOYEES IN   PRICE   EXPIRATION
          NAME             (#)(2)     FISCAL YEAR     ($/SH)     DATE      5% ($)      10% ($)
------------------------ ---------- ---------------- -------- ----------   ------    -----------
Edward G. Caputo........      --           --           --          --           --          --
Robert B. Dixon.........   12,500         5.9%         4.00      3/5/07       31,445      79,687
Glenn M. King...........   12,500         5.9%         4.00      3/5/07       31,445      79,687
                            1,750          *           9.00    12/31/07        9,905      25,101
Lee Lapioli.............      --           --           --          --           --          --
David R. Wheeland.......   12,500         5.9%         4.00      3/5/07       31,445      79,687

--------
*  Less than one percent.

(1) Mr. Willcox was granted an option to purchase 50,000 shares of Common Stock on January 1, 1998 at an exercise price of $9.00 per share. Ms. Welch was granted an option to purchase 12,500 shares of Common Stock on December 31, 1997 at an exercise price of $9.00 per share.

(2) Options which expire on March 5, 2007 were granted on March 5, 1997 in exchange for units of shadow stock previously granted under the Company's Shadow Stock Incentive Plan. All other options are granted pursuant to and in accordance with the Company's 1997 Plan. See " -- Employee Benefit Plans."
(3) Potential realizable value is based on the assumption that the price per share of Common Stock appreciates at the assumed annual rate of stock appreciation for the option term. The assumed 5% and 10% annual rates of appreciation (compounded annually) over the term of the option are set forth in accordance with the rules and regulations adopted by the Commission and do not represent the Company's estimate of stock price appreciation.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth information concerning each exercise of options during 1997 by each of the Named Executive Officers and the fiscal year-end value of unexercised in-the-money options.

                                                      NUMBER OF      VALUE OF
                                                     SECURITIES    UNEXERCISED
                                                     UNDERLYING    IN-THE-MONEY
                                                     UNEXERCISED    OPTIONS AT
                                                     OPTIONS AT       FISCAL
                                                       FISCAL        YEAR-END
                                                      YEAR-END         ($)
                                                         (#)       EXERCISABLE/
                                                    EXERCISABLE/  UNEXERCISABLE
                       NAME                         UNEXERCISABLE     (1)(2)
--------------------------------------------------- ------------- --------------
Edward G. Caputo...................................     --/--          --/--
Robert B. Dixon....................................    --/12,500     --/62,500
Glenn M. King...................................... 12,500/1,750   62,500/--
Lee Lapioli........................................     --/--         --/--
David R. Wheeland..................................  7,500/5,000  37,500/25,000

--------
(1) Based on the fair market value of the Common Stock at December 31, 1997 of $9.00 per share as determined by the Board of Directors, less the exercise price payable for such shares.

(2) Mr. Willcox was granted an option to purchase 50,000 shares of Common Stock on January 1, 1998 at an exercise price of $9.00 per share. Ms. Welch was granted an option to purchase 12,500 shares of Common Stock on December 31, 1997 at an exercise price of $9.00 per share.

 Employment Agreements

  The Company and Mr. Caputo have entered into an employment agreement (the "Employment Agreement") with an initial term expiring January 1, 2001, and which will be automatically extended annually for an additional period of one year unless either Mr. Caputo or the Company gives 60 days' prior written notice to the other that such automatic extension will not occur. The Employment Agreement sets forth (i) the terms of Mr. Caputo's employment as President and Chief Executive Officer of the Company, (ii) Mr. Caputo's agreement not to compete with the Company by rendering IT consulting or staffing services to customers in the insurance, banking, brokerage or other financial services industries during the term of his employment and for a period of two (2) years following the expiration or termination of such employment and (iii) Mr. Caputo's agreement to protect and preserve information and property which is confidential and proprietary to the Company. The Employment Agreement does not provide for any specified compensation to Mr. Caputo and contains no provisions regarding compensation in the event of his severance or upon a change of control of the Company.

  The Company and Mr. Willcox have entered into an employment agreement pursuant to which, among other things, in the event that Mr. Willcox's employment is terminated voluntarily or by the Company for any reason other than for "cause" (as defined in the agreement), Mr. Willcox will be entitled to a severance payment equal to one-half of his annual base salary in effect on the date of termination, but in no event less than $87,500. The Company may pay this severance either as a lump sum or over a six-month period following termination.

EMPLOYEE BENEFIT PLANS

 1997 Employee, Director and Consultant Stock Plan

  The Company's 1997 Employee, Director and Consultant Stock Plan (the "1997 Plan"), was approved by the Company's Board of Directors and stockholders in August 1997. The 1997 Plan provides for the grant of stock options and shares of Common Stock ("Stock Grants") to employees, directors and consultants of the Company or its affiliates. Under the 1997 Plan, the Company may grant incentive stock options and non-qualified stock options. Incentive stock options may only be granted to employees of the Company. Effective upon the closing of this offering, a total of 427,500 shares of Common Stock have been reserved for issuance under the 1997 Plan. As of February 1, 1998, options to purchase a total of 139,050 shares of Common Stock were outstanding under the 1997 Plan, and no options to purchase Common Stock had been exercised. As of December 31, 1997, no grants of Common Stock had been made under the 1997 Plan.

  The 1997 Plan is administered by the Compensation Committee of the Board of Directors (the "Administrator"), except to the extent such authority is retained by the Board of Directors. Subject to the provisions of the 1997 Plan, the Administrator has the authority to administer the provisions of the 1997 Plan and to select the participants to whom options or Stock Grants are to be granted and to determine the terms of each option or Stock Grant, including (i) the number of shares of Common Stock subject to such option or Stock Grant, (ii) when an option becomes exercisable, (iii) the option exercise price or Stock Grant purchase price, which, in the case of incentive stock options, must be at least 100% (110% in the case of incentive stock options granted to a stockholder owning in excess of 10% of the Company's voting stock) of the fair market value of the Common Stock as of the date of grant, (iv) the duration of the option (which, in the case of incentive stock options, generally may not exceed ten years) and (v) in the case of Stock Grants, the terms of any right of the Company to reacquire the shares of Common Stock subject to the Stock Grant, including the time and events upon which such rights shall accrue and the purchase price therefor, if any.

  An incentive stock option granted under the 1997 Plan may be exercised after the termination of the optionholder's employment with the Company (other than by reason of death, disability or termination for "cause" as defined in the 1997 Plan), to the extent exercisable on the date of termination, at any time prior to the earlier of the option's specified expiration date or 90 days after such termination. The Administrator may specify the termination or cancellation provisions applicable to a non-qualified stock option. In the event of the optionholder's death or disability, both incentive stock options and non-qualified stock options generally may be exercised, to the extent exercisable on the date of death or disability, by the optionholder or the optionholder's survivors at any time prior to the earlier of the option's specified expiration date or one year from the date of death or disability. Generally, in the event of the optionholder's termination for cause, all outstanding and unexercised options are forfeited.

  If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company's assets or otherwise (an "Acquisition"), all outstanding options shall become fully exercisable. In addition, the Administrator or the board of directors of any entity assuming the obligations of the Company under the 1997 Plan shall as to outstanding options under the plan, either (i) make appropriate provision for the continuation of such options by substituting, on an equitable basis, for the shares then subject to such options, the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition or securities of the successor or acquiring entity; or (ii) upon written notice to the optionholders, provide that all options must be exercised within a specified number of days of the date of such notice, at the end of which period the options shall terminate; or (iii) terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to each such option over the exercise price thereof.

 Shadow Stock Incentive Plan

  In March, 1997, an aggregate of 61,500 Exchange Options were issued to eight employees in exchange for an aggregate of 61,500 outstanding shadow purchase units that had previously been granted to such employees under the Shadow Stock Incentive Plan. The Exchange Options have an exercise price of $4.00 per share and expire on March 5, 2007. The Shadow Stock Incentive Plan has been terminated and no shadow purchase units are outstanding.

 401(k) Retirement Savings Plan

  The Company's 401(k) Retirement Savings Plan (the "401(k) Plan") is a defined contribution plan covering all full-time employees of the Company who have six months of service and are age twenty and one-half or older. Each year, participants may contribute up to 15% of pretax annual compensation, subject to the statutory limit (a maximum of $10,000 in 1998). Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans. Additional amounts may be contributed at the option of the Company's Board of Directors. Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the Company's discretionary contribution portion of their accounts plus actual earnings thereon is based on years of continuous services. A participant is 100% vested after six years of credited service.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Board of Directors did not have a Compensation Committee during 1997. Consequently, all Directors participated in deliberations concerning executive compensation, including decisions relative to their own compensation. In January 1998 following the addition of Messrs. Herndon and Oates, the Board of Directors created a Compensation Committee. The Company's Compensation Committee makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, establishes and approves salaries and incentive compensation for executive officers and administers the 1997 Plan. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. Mr. Herndon is the Vice President of Strategic Development for Phoenix. Mr. Oates is a director of Phoenix Duff & Phelps and Phoenix Funds which are affiliates of Phoenix. See "Certain Transactions."

                             CERTAIN TRANSACTIONS

TRANSACTIONS WITH PHOENIX

  In June 1996, the Company entered into an agreement with Phoenix to establish the Offshore Technology Resource Center. In connection therewith, the Company formed Command International Holdings, LLC, a corporation organized under the laws of Mauritius ("Command Holdings"), and Command International Software Pvt., an Indian unlimited liability company ("Command Software"). Pursuant to the terms of the agreement the Company owned 100% of the outstanding equity of Command Holdings which in turn owned 51% of the outstanding equity of Command Software. The remaining 49% ownership in Command Software was owned by PHL Global Holding Co., a wholly-owned subsidiary of PM Holdings, Inc., which in turn is wholly-owned by Phoenix. During 1996 and 1997, Phoenix invested an aggregate of approximately $1.0 million to the Offshore Technology Resource Center. In addition, during the period from July 11, 1996 to April 3, 1997, Phoenix made advances pursuant to a subordinated debt agreement to the Company and Command Holdings totaling approximately $2.0 million in the aggregate. Approximately $1.4 million of this was used by the Company to directly fund the Offshore Technology Resource Center and approximately $600,000 was used by the Company itself to develop the infrastructure needed in the United States to support the Offshore Technology Resource Center. Notes evidencing these advances (the "Notes") bore interest at 15% per annum and were due and payable in full five years from the date of each such Note. At the time the Offshore Technology Resource Center was established, the only relationship between the Company and Phoenix was that the Company provided IT services to Phoenix.

  On August 26, 1997, the Company and Phoenix effected a transaction pursuant to which the Notes, including the right to receive prior interest accrued thereon, evidencing indebtedness to Phoenix of approximately $2.2 million, were exchanged for an aggregate of 100 shares of Series A Convertible Preferred Stock. These shares of Series A Convertible Preferred Stock are convertible on a 5,225 for one basis into 522,500 shares of the Company's Common Stock. In addition, the Series A Convertible Preferred Stock is entitled to a mandatory 10% cash dividend. Phoenix was granted certain registration rights in connection with this transaction. See "Shares Eligible for Future Sale--Registration Rights." In March 1997, the Company requested that Phoenix exchange the Notes for equity securities in the Company in order to improve its balance sheet and to provide the Company with greater flexibility under its line of credit facility with People's Bank. Following the Company's request, representatives of Phoenix and the Company negotiated the terms of the exchange, pursuant to which shares of Series A Convertible Preferred Stock were issued to Phoenix in exchange for approximately
$2.2 million of indebtedness represented by the Notes. In determining the fairness of the transaction to the Company, the Company's Board of Directors considered, among other things, (i) the advantage of the debt-for-equity exchange, including the impact on the Company's balance sheet and the added flexibility under the Company's line of credit facility with People's Bank,
(ii) the reduction of the 15% rate of interest to a 10% dividend rate, (iii) the fairness of the terms of the Series A Convertible Preferred Stock, (iv) the advantages of having Phoenix as a long-term stockholder, including increasing the incentives of Phoenix to remain as a customer as a result of its equity position in the Company and (v) the absence of reasonable alternative means to raise additional equity in the near term. The Company has pledged all of its shares held in Command Holdings (the "CH Shares"), its wholly-owned subsidiary, to Phoenix to secure the Company's dividend and redemption obligations arising under the Series A Convertible Preferred Stock. The pledge of the CH Shares will be released upon consummation of the offering.

  As of December 31, 1997, the Company and Phoenix completed a transaction whereby the 49% interest in Command Software owned by PHL Global Holding Co. ("PHL"), an indirect wholly-owned subsidiary of Phoenix, was exchanged for 100 shares of Series B Convertible Preferred Stock. These shares of Series B Convertible Preferred Stock are convertible on a 6,592.5 for one basis into 659,250 shares of Common Stock and are entitled to a mandatory 10% cash dividend. Phoenix was granted certain registration rights in connection with this transaction. See "Shares Eligible for Future Sale--Registration Rights."

  All shares of Series A Stock and Series B Convertible Preferred Stock outstanding as of the consummation of this offering will be converted into an aggregate of 1,181,750 shares of Common Stock.

  In connection with the issuance of the Series A Stock and Series B Convertible Preferred Stock, the Company entered into a Co-Sale Agreement with Mr. Caputo and each of Phoenix and PHL (collectively, the "Co-Sale Agreements"). Pursuant to the Co-Sale Agreements, Mr. Caputo has granted to Phoenix and PHL the right to participate in any sale of Common Stock or preferred stock, if any, of the Company (collectively, "Co-Sale Stock") by Mr. Caputo, upon the same terms and conditions as the proposed sale, with the exception of certain specified transfers. The Co-Sale Agreements will terminate upon the earliest to occur of (i) ten years after the date of such agreement, (ii) the date that Mr. Caputo ceases to own shares of Co-Sale Stock constituting at least 25% of the Company's issued and outstanding Common Stock on a fully-diluted basis and (iii) the date that Phoenix and PHL, together with their respective affiliates, cease to own shares of Common Stock constituting at least 5% of the Company's issued and outstanding Common Stock on a fully-diluted basis.

  During the years ended December 31, 1994, 1995 and 1996, the Company provided IT services to Phoenix that generated revenue to the Company of approximately $3.3 million, $2.8 million and $1.3 million, respectively. For the year ended December 31, 1997, the Company provided IT services to Phoenix, which generated revenue of approximately $2.6 million. These services were provided on terms no less favorable to the Company than were obtained during these same periods from unaffiliated third parties. Mr. Herndon, a director of the Company, is the Vice President of Strategic Development for Phoenix. There can be no assurance that the Company will continue to provide this level of services to Phoenix, if at all.

TRANSACTIONS WITH CERTAIN OFFICERS

  Mr. Wheeland's employment with the Company was terminated in January 1998. In connection with such termination, the Company intends to pay Mr. Wheeland's salary and to continue to provide his employment benefits through March 31, 1998.

  In February 1997, the Company guaranteed a loan of $80,000 from People's Bank to Mr. Wheeland, the Company's former Vice President of Operations. Pursuant to the terms of the loan, Mr. Wheeland pledged 12,500 units of Command Systems, Inc. shadow stock (which was converted into 12,500 stock options in March 1997, 7,500 of which remain outstanding) to People's Bank as collateral for the loan. This loan bears interest at People's Bank's Long Term Cost of Funds Rate, plus 325 basis points (9.68% at inception) and matures on March 17, 2000. To guarantee the loan, the Company granted People's Bank a put option whereby upon default of the loan, People's Bank could require the Company to purchase the pledged shadow stock for an amount equal to the then outstanding balance of the loan, whereupon such loan would be assumed by the Company. In connection with the termination of Mr. Wheeland's employment with the Company in January 1998, the Company agreed with People's Bank that such put option will become exercisable upon the earlier of a default under the loan or December 31, 1998.

  All future transactions, including any loan from the Company to its officers, directors, principal stockholders or affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of February 10, 1998, and as adjusted to reflect the sale of the shares offered by the Company and the Selling Stockholders in this offering, by (i) each person (or group of affiliated persons) known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each Selling Stockholder, (iii) each of the Company's directors, (iv) each of the Named Executive Officers and (v) all directors and executive officers of the Company as a group.

                                           SHARES OF                        SHARES OF
                                          COMMON STOCK                     COMMON STOCK
                                          BENEFICIALLY                     BENEFICIALLY
                                         OWNED PRIOR TO                    OWNED AFTER
                                        THE OFFERING(1)                  THE OFFERING(1)
                                      -----------------------  SHARES  -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER   NUMBER      PERCENT(2)  OFFERED  NUMBER      PERCENT(2)
------------------------------------  ---------    ---------- -------- ---------    ----------
Edward G. Caputo........              4,275,000       78.3%       --   4,275,000       56.6%
 c/o Command Systems,
 Inc.
 76 Batterson Park Road,
 Farmington, Connecticut
 06032
Phoenix.................              1,181,750(3)    21.7    300,000    881,750       11.7
 One America Row
 P.O. Box 5956
 Hartford, CT 06102
Stephen L. Willcox......                    --         --         --         --        --
Robert B. Dixon.........                  2,500(4)     *          --       2,500(4)     *
Glenn M. King...........                 12,500(4)     *          --      12,500(4)     *
Lee Lapioli.............                    --         --         --         --         --
David R. Wheeland.......                  7,500(4)     *          --       7,500(4)     *
John J.C. Herndon.......              1,183,000(5)    21.7    300,000    883,000(5)    11.7
James M. Oates..........                  1,250(6)     *          --       1,250(4)     *
Joseph D. Sargent.......                    --        --          --         --        --
All current directors
 and executive officers
 as a group (10 per-
 sons)..................              5,474,250(7)   100.0%   300,000  5,181,750(7)    68.3%

--------
*  Represents beneficial ownership of less than 1% of the Common Stock.
(1) Except as indicated in footnotes to this table, the Company believes that the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them based on information provided to the Company by such stockholders.
(2) Applicable percentage of ownership is based on 5,456,750 shares of Common Stock outstanding on December 31, 1997 and 7,556,750 shares of Common Stock outstanding after the completion of the offering and assumes the Preferred Stock Conversion.
(3) Consists of 1,181,750 shares of Common Stock issuable upon the Preferred Stock Conversion, 522,500 of which are beneficially owned by Phoenix and 659,250 of which are beneficially owned by PHL Global Holding Co. ("PHL"), an indirectly wholly-owned subsidiary of Phoenix.
(4) Consists solely of shares of Common Stock underlying options which are exercisable as of December 31, 1997 or within 60 days of such date.

(5) Includes 1,181,750 shares of Common Stock owned by Phoenix and PHL. Mr. Herndon is the Vice President of Strategic Development for Phoenix, a New York domiciled mutual life insurance company. Mr. Herndon expressly disclaims beneficial ownership of such shares. Also includes 1,250 shares of Common Stock underlying options which are exercisable as of December 31, 1997 or within 60 days of such date.

(6) Consists solely of shares of Common Stock underlying options which are exercisable as of December 31, 1997 or within 60 days of such date. Mr. Oates is a director of each of Phoenix Duff & Phelps and Phoenix Funds, both of which are affiliates of Phoenix.

(7) See Notes 4, 5 and 6.

                         DESCRIPTION OF CAPITAL STOCK

  Upon the consummation of this offering, the authorized capital stock of the Company will consist of 25,000,000 shares of Common Stock, par value $.01 per share, and 4,999,800 shares of undesignated preferred stock, par value $.01 per share.

COMMON STOCK

  At December 31, 1997, there were 5,456,750 shares of Common Stock outstanding held of record by three stockholders. There will be 7,556,750 shares of Common Stock outstanding after giving effect to the sale of shares of Common Stock offered hereby. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulative voting rights. Holders of Common Stock are entitled to receive dividends ratably, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a dissolution, liquidation or winding-up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and any payment required to be made to holders of preferred stock. Holders of Common Stock have no preemptive or other subscription rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and, when issued, all shares of Common Stock offered hereby will be, fully paid and nonassessable.

PREFERRED STOCK

  The Company's Certificate of Incorporation permits the Company's Board of Directors, without further vote or action by the stockholders, to issue shares of the preferred stock in one or more series and to determine the designations, preferences, voting powers, qualifications and special or relative rights and privileges of the shares of each such series, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series. These rights and privileges could limit the voting power of holders of Common Stock and restrict their rights to receive dividends or liquidation proceeds in an adverse manner.

  The Company has granted the Board of Directors authority to issue preferred stock and to determine its rights and preferences to eliminate delays associated with a stockholder vote on specific issuances. The Company believes that this authority will provide flexibility in connection with possible corporate transactions. However, it could also have the effect of making it more difficult for a third-party to acquire, or of discouraging a third-party from attempting to acquire, control of the Company. Further, the issuance of preferred stock could adversely affect the voting power of holders of Common Stock and restrict their rights to receive payments upon liquidation of the Company. The Board of Directors could also utilize shares of preferred stock in order to adopt a stockholders' rights plan (a so-called "poison pill"), which could also have the effect of discouraging or delaying a takeover of the Company. The Company has no present plans to issue any shares of preferred stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

  The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law (the "DGCL"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a company's outstanding voting stock), from engaging in a "business combination" (as defined in Section 203), with such company for three years following the date that person becomes an interested stockholder unless (a) before that person became an interested stockholder, such company's Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (b) upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of such company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (c) following the transaction in which that person became an interested stockholder, the business combination is approved by such company's Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

  The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the Board of Directors to issue, without stockholder approval, 4,999,800 shares of preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of preferred stock or of rights to purchase preferred stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of preferred stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock or limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. The Certificate of Incorporation also provides that: (i) the affirmative vote of the holders of at least 70% of the voting power of all of the then outstanding shares of the capital stock of the Company shall be required to adopt, amend or repeal any provision of the By-Laws of the Company; (ii) following the closing of an initial public offering, stockholders of the Company may not take any action by written consent and a meeting of the stockholders may only be called by the Board of Directors;
(iii) following the closing of an initial public offering, the Board of Directors will be classified into three classes with staggered terms of three years each; (iv) advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in a timely manner as provided in the By-Laws of the Company and (v) members of the Board of Directors may be removed only for cause and after reasonable notice and an opportunity to be heard before the body proposing to remove such director. The Certificate of Incorporation also provides that the affirmative vote of the holders of shares of voting stock of the Company representing at least seventy percent (70%) of the voting power of all of the then outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to (i) reduce or eliminate the number of authorized shares of Common Stock or the number of authorized shares of preferred stock or (ii) amend or repeal, or adopt certain provisions of the Certificate of Incorporation regarding the management of the Company, the indemnification of officers and directors, the election and classification of the Board of Directors, the ability of the Board of Directors or the stockholders to amend or repeal the Certificate of Incorporation or the By-Laws and the super majority voting requirements. The foregoing provisions of the Certificate of Incorporation could have the effect of delaying, deterring or preventing a change in control of the Company. See "Risk Factors--Certain Anti-Takeover Provisions."

  The Company's Certificate of Incorporation contains provisions eliminating or limiting the personal financial liability of the Company's directors to the fullest extent permitted by the DGCL. Delaware law provides that directors will not be personally liable to a corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability where there has been a breach of the duty of loyalty, a failure to act in good faith, an act of intentional misconduct, a knowing violation of law, certain unlawful payments of dividends, stock repurchases or redemptions, or any transaction from which the director derives an improper personal benefit. In addition, the Company's Certificate of Incorporation and By-Laws include provisions to indemnify its officers and directors and persons serving in various other capacities at the request of the Company to the fullest extent permitted by the DGCL against expenses, judgments, fines and amounts paid in connection with threatened, pending or completed suits and proceedings against such persons by reason of having served as officers or directors or in other capacities.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Boston Equiserve, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon consummation of this offering, the Company will have outstanding 7,556,750 shares of Common Stock. Of such shares, the 2,400,000 shares offered hereby will be freely tradable by persons other than "affiliates" of the Company without restriction. The remaining 5,156,750 shares held by current stockholders of the Company are subject to Lock-Up Agreements under which the holders of such shares have agreed not to sell or otherwise dispose of such shares without the prior written consent of Cowen & Company, one of the Representatives of the Underwriters, for a period of 180 days after the date of this Prospectus. Upon expiration of the Lock-Up Agreements (and assuming no exercise of outstanding options), approximately 4,275,000 additional shares of Common Stock will be available for sale in the public market, subject to the provisions of Rule 144 or Rule 701 under the Securities Act. The remaining 881,750 shares of Common Stock will become eligible for sale in the public market, subject to the provisions of Rule 144, over a period of less than one year and could be sold earlier if the holders thereof exercise their registration rights. Promptly following the consummation of this offering, the Company intends to register an aggregate of 427,500 shares of Common Stock issuable under the 1997 Employee, Director and Consultant Stock Plan. In addition, holders of options to purchase 45,550 shares of Common Stock, which are currently exercisable, have agreed pursuant to the Lock-Up Agreements, not to sell, offer, contract or grant any option to sell, pledge, transfer or otherwise dispose of such shares for 180 days after the date of this Prospectus.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated with those of others), including any affiliate of the Company, is entitled to sell in brokers' transactions or directly to market makers within any three-month period a number of Restricted Shares that does not exceed the greater of (i) 1% of the class of such shares then outstanding (75,567 shares of Common Stock based on the number of shares to be outstanding after consummation of this offering) or (ii) the average weekly trading volume of the class of such shares in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed with the Commission, provided that certain current public information concerning the Company is then available, that the seller complies with certain manner of sale provisions and notice requirements, and that at least one year has elapsed since the Restricted Shares were fully paid for and acquired from the Company or an affiliate of the Company. A person (or persons whose shares are aggregated with those of others), who is not an affiliate of the Company at any time during the three months preceding any sale by such person, is entitled to sell such shares, under Rule 144(k), without regard to the limitations described above, provided that at least two years have lapsed since the Restricted Shares were fully paid for and acquired from the Company or an affiliate of the Company. The above is a summary of Rule 144 and is not intended to be a complete description thereof or of the rights of the parties to sell shares of Common Stock thereunder.

  As of the date of this Prospectus, options to purchase 200,500 shares of Common Stock are outstanding, 45,550 of which options are vested on the date hereof. Upon exercise of these options, the underlying shares of Common Stock will be eligible for sale to the public in the open market under Rule 701.

  In general, under Rule 701 as currently in effect, absent contractual restrictions on transfer, any employee, officer or director of or consultant or advisor to, the Company who purchases shares from the Company pursuant to a written compensatory stock option or other benefit plan or written contract relating to compensation is eligible to resell such shares, in each case commencing 90 days after the date of this Prospectus, in reliance on Rule 144, but without compliance with certain restrictions contained in Rule 144. Shares acquired pursuant to Rule 701 may be sold by nonaffiliates without regard to the holding period, volume limitations, information or notice requirements of Rule 144, and by affiliates without regard to the holding period requirement.

  As of the date of this Prospectus, the Company has reserved an aggregate of 427,500 shares of Common Stock for issuance pursuant to the 1997 Employee, Director and Consultant Stock Plan. The Company may elect to register such shares under the Securities Act. Shares so registered will be eligible for sale in the public market after the effective date of such registration, subject to Rule 144 limitations applicable to affiliates and subject to the lock-up agreements described below.

  Except as indicated above, the Company is unable to estimate the amount, timing or nature of future sales of outstanding Common Stock. There was no market for the Common Stock prior to this offering, and no predictions can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market may have an adverse effect on the market price thereof, and could impair the Company's ability to raise capital through the future sale of its equity securities.

REGISTRATION RIGHTS

  Upon the consummation of the offering, Phoenix and PHL will hold in the aggregate 881,750 shares of the Company's Common Stock (the "Registrable Securities"). Each of Phoenix and PHL or their transferees are entitled to certain rights with respect to the registration of such securities under the Securities Act. These rights are provided under the terms of an agreement between the Company and the holders of the Registrable Securities. If the Company registers any of its securities either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their securities in the registration, subject to the ability of the underwriters to limit the number of shares included in an underwritten offering. When use of such form becomes available to the Company, any holder of the Registrable Securities may request that the Company register all or any portion of their Registrable Securities on Form S-3 provided that the reasonably anticipated aggregate price to the public is at least $500,000 and that no more than one such registration may be requested and obtained during any nine month period. All registration expenses must be borne by the Company and all selling expenses relating to the Registrable Securities must be borne by the holders of the securities being registered. Except to the extent included herein, the holders of the Registrable Securities have waived their right to have such securities registered under the Securities Act as part of this offering and for a period of 180 days following this offering.

LOCK-UP AGREEMENTS

  Pursuant to the Underwriting Agreement, all of the Company's directors, executive officers and stockholders, owning as of the date hereof all of the outstanding Common Stock (representing an aggregate of 5,297,750 shares of Common Stock, including vested and unvested stock options), have agreed that they will not, without the prior written consent of Cowen & Company, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them, for a period of 180 days after the date of this Prospectus. See "Underwriting."

                                 UNDERWRITING

  Subject to the terms and conditions of the underwriting agreement dated as of the date hereof (the "Underwriting Agreement"), the Company and the Selling Stockholders have agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Cowen & Company and Volpe Brown Whelan & Company, LLC are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company and the Selling Stockholders the respective number of shares of Common Stock set forth opposite the name of such Underwriter below:

                                                                     NUMBER OF
                                                                     SHARES OF
   NAME                                                             COMMON STOCK
   ----                                                             ------------
   Cowen & Company.................................................
   Volpe Brown Whelan & Company, LLC...............................
                                                                        ----
     Total.........................................................
                                                                        ====

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below), if any of such shares are purchased.

  The Underwriters propose to offer the shares of Common Stock, in part, directly to the public at the initial public offering price set forth on the cover page of this Prospectus and, in part, to certain dealers at such price
less a concession not in excess of $   per share. The Underwriters may allow,
and such dealers may reallow, a concession not in excess of $    per share to
certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

  The Selling Stockholders have granted the Underwriters an option, exercisable for up to 30 days after the date of this Prospectus, to purchase up to an aggregate of 360,000 additional shares of Common Stock to cover over-allotments, if any. With respect to the over-allotment option and indemnification by the Selling Stockholders only, the term Selling Stockholders includes Edward G. Caputo, the Company's President and Chief Executive Officer. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them as shown in the foregoing table bears to the 2,400,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of 2,400,000 shares of Common Stock offered hereby.

  The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Company, the Company's officers and directors, and all Selling Stockholders have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any right to acquire Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent (which consent may be given without notice to the Company's stockholders or other public announcement) of Cowen & Company. Cowen & Company has advised the Company that it has no present intention of releasing any of the Company's stockholders from such lock-up agreements until the expiration of such 180-day period. See "Shares Eligible for Future Sale."

  The Representatives have advised the Company that they currently intend to make a market in the Company's Common Stock following this offering although they have no obligation to do so and may cease such market making at any time. There can be no assurance that a market in the Common Stock will develop after the offering.

  The Representatives have advised the Company and the Selling Stockholders that the Underwriters do not intend to confirm sales in excess of 5% of the shares offered hereby to any accounts over which they exercise discretionary authority.

  Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price will be determined by negotiation among the Company, the Selling Stockholders and the Representatives. Among the factors to be considered in such negotiations are the prevailing market conditions, the results of operations of the Company in recent periods, the market capitalization and stage of development of other companies that the Company, the Selling Stockholders and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

  The Common Stock has been approved for quotation, subject to notice of effectiveness, on the Nasdaq National Market under the symbol "CMND."

                                 LEGAL MATTERS

  The validity of issuance of the Common Stock offered hereby will be passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Certain legal matters will be passed upon for the Underwriters by Buchanan Ingersoll, Princeton, New Jersey.

                                    EXPERTS

  The Consolidated Financial Statements and schedule of the Company at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission, Washington, D.C. 20549, a Registration Statement on Form S-1, including amendments thereto (the "Registration Statement"), under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being deemed to be qualified in its entirety by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: the New York regional office located at 7 World Trade Center, Suite 1300, New York, New York 10048, and the Chicago regional office located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material may also be obtained from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may also be accessed electronically at the Commission's Internet home page: (http://www.sec.gov).

  The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent public accountants, and will make available quarterly reports for the first three quarters of each fiscal year containing unaudited financial information and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                             COMMAND SYSTEMS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
Report of Independent Auditors...........................................  F-2
AUDITED FINANCIAL STATEMENTS:
Consolidated Balance Sheets at December 31, 1996 and 1997................  F-3
Consolidated Statements of Operations for the years ended December 31,
 1995, 1996 and 1997.....................................................  F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1995, 1996 and 1997 .................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1995, 1996 and 1997.....................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7
PRO FORMA FINANCIAL DATA:
Headnote to Pro Forma Financial Data..................................... F-16
Pro Forma Statement of Operations for the year ended December 31, 1996... F-17
Pro Forma Statement of Operations for the year ended December 31, 1997... F-18

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Command Systems, Inc.

  We have audited the accompanying consolidated balance sheets of Command Systems, Inc. as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Command Systems, Inc. at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Hartford, Connecticut

February 9, 1998

                             COMMAND SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1996        1997
                                                       ----------  -----------
ASSETS
Current assets:
  Cash................................................ $  443,505  $   391,687
  Accounts receivable, net of allowance for doubtful
   accounts of $24,500 and $259,893 in 1996 and 1997..  2,375,064    4,203,241
  Prepaid expenses and other assets...................    416,116      354,950
  Deferred income taxes ..............................        --        52,024
                                                       ----------  -----------
   Total current assets...............................  3,234,685    5,001,902
Equipment and improvements:
  Furniture and equipment.............................    914,452    2,007,254
  Leasehold improvements..............................    554,873      852,476
                                                       ----------  -----------
                                                        1,469,325    2,859,730
  Less accumulated depreciation.......................   (396,785)    (825,562)
                                                       ----------  -----------
Net equipment and improvements........................  1,072,540    2,034,168
Other assets:
  Goodwill............................................        --     6,845,338
  Deposits............................................    441,644      428,005
  Other non-current assets............................     67,396      115,674
                                                       ----------  -----------
                                                       $4,816,265  $14,425,087
                                                       ==========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Line of credit...................................... $1,378,890  $   857,535
  Bank loan...........................................        --       556,952
  Accounts payable and accrued expenses...............  1,281,058    2,218,540
  Accrued payroll and related costs...................    376,305      610,933
  Loan payable to officer.............................     73,224          --
  Deferred revenue....................................    150,434      219,544
  Income taxes payable................................      1,700       78,535
  Deferred income taxes...............................     72,095      381,987
                                                       ----------  -----------
   Total current liabilities..........................  3,333,706    4,924,026
Notes payable.........................................  1,145,463          --
                                                       ----------  -----------
   Total liabilities..................................  4,479,169    4,924,026
Minority interest.....................................    395,561          --
Preferred stock, $.01 par value, 5,000,000 shares
 authorized...........................................
  Series A convertible preferred stock, 100 shares
   authorized, issued and outstanding.................        --     2,223,475
  Series B convertible preferred stock, 100 shares
   authorized, issued and outstanding.................        --     8,000,000
Stockholders' equity (deficit):
  Common stock, 25,000,000 shares authorized, $.01 par
   value; 4,275,000 shares issued and outstanding.....      1,000        1,000
  Retained earnings (deficit).........................    (59,465)    (636,509)
  Cumulative translation adjustment...................        --       (86,905)
                                                       ----------  -----------
     Total stockholders' equity (deficit).............    (58,465)    (722,414)
                                                       ----------  -----------
     Total liabilities and stockholders' equity
      (deficit)....................................... $4,816,265  $14,425,087
                                                       ==========  ===========

                            See accompanying notes.

                             COMMAND SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               YEAR ENDED DECEMBER 31,
                                         -------------------------------------
                                            1995         1996         1997
                                         -----------  -----------  -----------
Revenue................................. $12,436,529  $17,069,417  $25,057,039
Cost of revenue.........................   9,108,436   12,494,448   16,972,812
                                         -----------  -----------  -----------
  Gross profit..........................   3,328,093    4,574,969    8,084,227
Selling, general and administrative
 expenses...............................   3,012,869    5,171,912    7,254,992
                                         -----------  -----------  -----------
  Income (loss) from operations.........     315,224     (596,943)     829,235
Other income (expense):
  Other income..........................         --        42,786          --
  Interest income.......................       2,195       14,138       32,911
  Interest expense......................     (52,405)    (132,482)    (309,657)
                                         -----------  -----------  -----------
                                             (50,210)     (75,558)    (276,746)
                                         -----------  -----------  -----------
Income (loss) before income taxes and
 minority interest......................     265,014     (672,501)     552,489
Income tax (provision) benefit..........     (43,577)       8,056     (597,751)
                                         -----------  -----------  -----------
                                             221,437     (664,445)     (45,262)
                                         -----------  -----------  -----------
Minority interest.......................         --       241,439     (451,431)
                                         -----------  -----------  -----------
Net income (loss).......................     221,437     (423,006)    (496,693)
                                         -----------  -----------  -----------
Preferred stock dividends and
 accretion..............................         --           --       (80,351)
                                         -----------  -----------  -----------
Income (loss) applicable to common
 stockholders........................... $   221,437  $  (423,006) $  (577,044)
                                         ===========  ===========  ===========
Pro forma results of operations:
  Adjustments to U.S. federal income tax
   provision assuming
   C corporation status for all
   periods.............................. $   (53,720) $       --   $   633,000
                                         -----------  -----------  -----------
  Net income (loss), as adjusted........     167,717     (423,006)     136,307
  Preferred stock dividends and
   accretion............................         --           --       (80,351)
                                         -----------  -----------  -----------
  Income (loss) applicable to common
   stockholders......................... $   167,717  $  (423,006) $    55,956
                                         ===========  ===========  ===========
  Pro forma earnings per common share:
    Basic earnings (loss) per common
     share.............................. $      0.04  $     (0.09) $      0.01
                                         ===========  ===========  ===========
    Diluted earnings (loss) per common
     share.............................. $      0.04  $     (0.09) $      0.01
                                         ===========  ===========  ===========


                            See accompanying notes.

                             COMMAND SYSTEMS, INC.

         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                COMMON STOCK   RETAINED   CUMULATIVE
                              ---------------- EARNINGS   TRANSLATION
                               SHARES   AMOUNT (DEFICIT)  ADJUSTMENT    TOTAL
                              --------- ------ ---------  ----------- ---------
Balance at January 1, 1995..  4,275,000 $1,000 $ 142,104   $    --     $143,104
 Net income.................        --     --    221,437        --      221,437
                              --------- ------ ---------   --------   ---------
Balance at December 31,
 1995.......................  4,275,000  1,000   363,541        --      364,541
 Net loss...................        --     --   (423,006)       --     (423,006)
                              --------- ------ ---------   --------   ---------
Balance at December 31,
 1996.......................  4,275,000  1,000   (59,465)       --      (58,465)
 Net loss...................        --     --   (496,693)       --     (496,693)
 Preferred stock dividends
  and accretion.............        --     --    (80,351)       --      (80,351)
 Translation adjustment.....        --     --        --     (86,905)    (86,905)
                              --------- ------ ---------   --------   ---------
Balance at December 31,
 1997.......................  4,275,000 $1,000 $(636,509)  $(86,905)  $(722,414)
                              ========= ====== =========   ========   =========



                            See accompanying notes.

                             COMMAND SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                YEAR ENDED DECEMBER 31,
                                            ----------------------------------
                                              1995        1996         1997
                                            ---------  -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)........................  $ 221,437  $  (423,006) $ (496,693)
 Adjustments to reconcile net income
  (loss) to net cash (used in) provided by
  operating activities:
   Depreciation and amortization..........     58,963      136,796     428,777
   Bad debt expense.......................        --        24,500     235,395
   Deferred income taxes..................     42,079      (15,948)    257,868
   Minority interest......................        --      (241,439)    451,431
   Accrued interest capitalized...........        --        38,370     132,674
   Other..................................        --         4,773         --
   Changes in operating assets and
    liabilities:
     Accounts receivable..................   (718,936)    (637,497) (2,063,572)
     Prepaid expenses and other assets....    (23,566)    (386,286)     61,166
     Deposits and other noncurrent
      assets..............................    (17,410)    (489,258)    (34,639)
     Accounts payable and accrued
      expenses............................    268,475      691,485     937,482
     Accrued payroll and related costs....     60,716       74,760     234,628
     Deferred revenue.....................        --       150,434      69,110
     Income taxes payable.................        --           --       76,835
                                            ---------  -----------  ----------
       Net cash (used in) provided by
        operating activities..............   (108,242)  (1,072,316)    290,462
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of equipment and improvements..   (263,884)    (954,602) (1,497,783)
                                            ---------  -----------  ----------
       Net cash used in investing
        activities........................   (263,884)    (954,602) (1,497,783)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Borrowings (payments) under revolving
  line of credit agreement................    512,400      503,390    (521,355)
 Proceeds from bank loan..................        --           --      806,952
 Principal payments of bank loan..........        --           --     (250,000)
 Minority investment in affiliate.........        --       637,000     391,098
 Proceeds from notes payable..............        --     1,107,093     869,630
 Payment of loan payable to officer.......        --           --      (73,224)
 Preferred stock issuance costs...........        --           --      (43,013)
                                            ---------  -----------  ----------
       Net cash provided by financing
        activities........................    512,400    2,247,483   1,180,088
                                            ---------  -----------  ----------
Effect of exchange rate changes on cash...        --           --      (24,585)
Increase (decrease) in cash...............    140,274      220,565     (51,818)
Cash, beginning of year...................     82,666      222,940     443,505
                                            ---------  -----------  ----------
Cash, end of year.........................  $ 222,940  $   443,505  $  391,687
                                            =========  ===========  ==========
CASH PAID FOR:
 Interest expense.........................  $  52,405  $   104,482  $  193,202
 Income taxes.............................      1,498        3,581     271,130
NON-CASH FINANCING ACTIVITIES:
 Preferred stock exchanged for notes
  payable.................................                          $2,186,137
 Preferred stock issued for purchase of
  minority interest.......................                           8,000,000

                          See accompanying notes.

                             COMMAND SYSTEMS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            DECEMBER 31, 1997

1. ORGANIZATION

  Command Systems, Inc. (the "Company") provides information technology solutions and services to financial services organizations.

  Through December 31, 1997, the Company held a 51% interest in Command International Software Pvt. ("CIS"), an Indian unlimited liability company, with the remaining 49% interest held by Phoenix Home Life Mutual Insurance Co. ("PHL"). On December 31, 1997, the Company purchased PHL's holdings (see Note
5).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Concentration of Credit Risk

  The Company markets its services primarily to the financial services industry. The Company performs periodic credit evaluations of a customer's financial condition and generally does not require collateral. Credit losses have been within management's expectations.

 Revenue Recognition

  The Company recognizes revenue on time-and-materials contracts as the services are performed. Revenue on fixed-price contracts are recognized using the percentage of completion method. Under this method, applicable fees and profits on such contracts are recorded concurrently with costs incurred thereon. The Company bears the risk of cost overruns and inflation with respect to its fixed-price projects. If estimates indicate a probable ultimate loss on a fixed-price contract, provision is made at that date for the entire estimated loss.

  Revenue from product sales, primarily equipment and commercially available software, are recognized upon shipment.

  Billings in excess of revenue earned are classified as deferred revenue.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Equipment and Improvements

  Equipment and improvements are stated at cost. Depreciation on equipment is calculated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are being amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the assets.

 Income Taxes

  The Company has elected to be taxed as an S Corporation in accordance with the provisions of the Internal Revenue Code. As an S Corporation, the taxable income of the Company is reportable on the individual stockholder's federal tax return. In conjunction with the formation of the Company as a Delaware holding corporation (see Note 6) and the issuance of its Series A convertible preferred stock, the S Corporation election was terminated and the Company became subject to U.S. federal income taxes. The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences of future years differences between tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is provided against the future benefit of deferred tax assets if it is determined that it is more likely than not that the future tax benefits associated with the deferred tax asset will not be realized (see Note 4).

                             COMMAND SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


 Fair Value of Financial Instruments

  The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable, and other accrued liabilities approximate fair value due to the short maturity of these items. The carrying value of the notes payable approximate fair value based on the Company's borrowing rate for similar financing arrangements. Amounts due under the line of credit approximate fair value because the interest rates vary with market interest rates.

 Stock-Based Compensation

  Effective in fiscal 1996, the Company adopted Financial Accounting Statement No. 123, "Accounting for Stock-Based Compensation." This statement defines a fair value based method of accounting for employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans in accordance with Accounting Principle Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, compensation cost is the excess, if any, of the market price of the stock at the grant date over the amount the employee must pay to acquire the stock. The Company has elected to continue to account for awards granted under its Shadow Stock Incentive Plan and the Command Systems, Inc. 1997 Employee, Director and Consultant Stock Plan under APB No. 25.

 Foreign Currency Translation

  The financial statements of the Company's foreign subsidiaries which have a functional currency other than the U.S. dollar reflect the translation of assets and liabilities into United States dollars at current exchange rates with income and expense accounts being translated at average rates of exchange prevailing during the period. The reflecting adjustments are recognized as a separate component of the stockholder's equity. Foreign currency transaction gains and losses, which are not material, are recognized in net income (loss) when incurred.

 Earnings Per Share

  In February 1997, the FASB issued Statement No. 128, "Earnings Per Share." This statement replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement No. 128 requirements.

  For purposes of computing basic and diluted earnings per common share, options granted by the Company during the 12 months preceding the initial public offering date and common stock issuable upon the automatic conversion of the Series A convertible preferred stock (see Note 6) have been included in the denominator of common shares outstanding as if they were outstanding for all periods presented using the treasury stock method and assuming an initial public offering price of $11.00 per share.

  Pro forma earnings per common share reflect adjustments in the U.S. federal income tax provision assuming C corporation status for all periods presented.

3. DEBT

  The Company maintains a line of credit with a current availability of $2,500,000 or 75% ($1,000,000 prior to May 26, 1997) of the Company's accounts receivable less than 90 days past due. Interest is charged at the bank's prime rate of interest plus 0.5% (10%, 8.75% and 9% in 1995, 1996 and 1997, respectively).

  The line of credit is guaranteed by the Company's President, and is collateralized by all personal property of the Company. The agreement also contains several restrictive covenants which require, among other things, the Company to maintain defined financial ratios and prohibits the declaration and payment of dividends, other than payment of dividends to the holder of its Series A and Series B convertible preferred stock, provided that no event of default exists. The agreement expires August 15, 1998.

                             COMMAND SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  On July 1, 1996, the Company and its wholly-owned subsidiary Command International Holdings ("CIH") entered into a note purchase agreement (the "Agreement") with Phoenix Home Life Mutual Insurance ("PHL") under which the Company could issue up to $3 million (U.S. dollars) aggregate principal amount of its 15% Subordinated Secured Series Notes (the "C Notes"), accrued and capitalized interest on such notes and its Zero Coupon Receivables-Based Subordinated Secured Series Notes (the "Z Notes"). Also, under this Agreement, CIH was authorized to issue up to $3 million (U.S. dollars) aggregate principal amount of its 15% Guaranteed Senior Secured Series Notes (the "M Notes") and accrued capitalized interest on such notes. The payment obligations of the Company in respect to the C Notes and the Z Notes rank junior and subordinate in right of payment to the senior indebtedness of the Company under the M Notes.

  At December 31, 1996, outstanding debt (including accrued interest of $38,370) on the C, Z and M Notes amounted to $214,370, $196,000 and $735,093, respectively. Repayment of the debt is due in 2001. The payment obligations of the Company in respect of the C, Z and M Notes are subordinate to the senior indebtedness of the Company under the line of credit.

  On August 26, 1997, the Company entered into an agreement with PHL whereby the Company issued to PHL 100 shares of its Series A convertible preferred stock in exchange for the aggregate outstanding indebtedness of $2,186,137 of the C, Z, and M Notes, including accrued capitalized interest of $171,044.

  CIS entered into a RS. 20,000,000 ($560,000) letter of credit facility on December 31, 1996; no amounts related thereto were outstanding at December 31, 1996 and 1997.

  CIS has a short term credit facility whereby each borrowing under the facility has a term of six months from the date of disbursement and bears interest at varying rates based upon the prime lending rate and the currency borrowed; borrowing may be denominated in Indian rupees or U.S. dollars. At December 31, 1997, rates of interest ranged from 10.65% to 16.00%. There were no outstanding balances under this credit facility at December 31, 1996; $556,952 was outstanding at December 31, 1997.

4. INCOME TAXES

  Comparisons of the provision for income taxes follow:

                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                      1995    1996      1997
                                                     ------- -------  ---------
   Federal
     Current........................................ $    -- $    --  $ 334,871
     Deferred.......................................      --      --    293,078
                                                     ------- -------  ---------
       Total federal................................      --      --    627,949
   State
     Current........................................   1,498   5,270      5,012
     Deferred.......................................  42,079 (13,326)   (35,210)
                                                     ------- -------  ---------
       Total state..................................  43,577  (8,056)   (30,198)
                                                     ------- -------  ---------
       Total provision.............................. $43,577 $(8,056) $ 597,751
                                                     ======= =======  =========

  With the issuance of the Series A convertible preferred stock, the Company's ability to be taxed as an S Corporation automatically terminated and the ability to report on the cash basis of accounting ceased. The Company recognized additional taxable income as a result and incurred a liability of approximately $693,000. Under current statutes this liability will be payable over a period of four years.

                             COMMAND SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  The effective tax rate from operations differed from the federal statutory rate for the following reasons:

                                                             YEAR ENDED
                                                             DECEMBER 31
                                                          --------------------
                                                          1995   1996    1997
                                                          -----  -----   -----
   Federal statutory rate................................  34.0%  34.0%   34.0%
   State income taxes, net of federal benefit............  16.4   (1.2)   (5.5)
   No federal income tax benefit (provision) for S
    corporation period income (loss)..................... (34.0)  (9.6)   15.9
   Tax effect of conversion from S corporation to C
    corporation, related primarily to accounting method
    change...............................................    --     --   125.5
   Foreign profits and losses not subject to tax.........    --  (24.4)  (56.7)
   Other.................................................    --     --    (5.0)
                                                          -----  -----   -----
   Effective income tax rate.............................  16.4%  (1.2)% 108.2%
                                                          =====  =====   =====

  The significant components of the Company's deferred tax assets and liabilities are:

                                                             DECEMBER 31
                                                           ----------------
                                                            1996     1997
                                                           ------- --------
   Deferred tax assets
     State net operating loss carryforwards............... $11,000 $ 36,639
     Bad debt reserve.....................................      --  125,272
     Reserves and accruals................................      --  136,714
     Accrued payroll and related costs....................      --   84,341
                                                           ------- --------
                                                            11,000  382,966
                                                           ------- --------
   Deferred tax liabilities
     Cash basis of accounting.............................  78,700       --
     Tax effect of change from S corporation to C
      corporation, primarily related to accounting method
      change..............................................      --  693,031
     Tax over book depreciation...........................   4,300   19,898
                                                           ------- --------
                                                            83,000  712,929
                                                           ------- --------
       Net deferred federal and state liabilities......... $72,000 $329,963
                                                           ======= ========

  The Company has net operating loss ("NOL") carryforwards for state tax purposes of approximately $118,000 and $450,000 as of December 31, 1996 and 1997, respectively. The NOL expires through 2010.

  The financial statements reflect no foreign income tax provision. Under Indian tax laws, CIS is not currently subject to a corporate tax since it earns all of its income from export activities. This exemption is for a period of five consecutive years during an eight year period which began in 1996. CIH is also eligible for certain tax exemptions under the laws of Mauritius. As a result of such exemptions, no deferred tax asset or liability is recognized. During 1996 and 1997 income (loss) of the Company's foreign subsidiaries before minority interest was $(492,732) and $921,287, respectively.

5. MINORITY INTEREST

  During 1996, the Company entered into an agreement with PHL to establish a joint venture in India which would provide software services on a subcontracting basis to the Company. Under the terms of the agreement, the Company owned a 51% interest. PHL invested $637,000 and $391,098 in this venture during 1996 and 1997, respectively.

                             COMMAND SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  On December 31, 1997, PHL exchanged its 49% interest for 100 shares of the Company's Series B convertible preferred stock valued at $8,000,000. The Company recorded this as a purchase and recognized the excess of the purchase price $6,845,338 over the fair value of the assets acquired and liabilities assumed as goodwill. The Company will amortize this goodwill over a 15 year period.

  The pro forma results of operations for the years ended December 31, 1996 and 1997 which reflect the elimination of interest expense, minority interest in earnings of this subsidiary and the amortization of goodwill are as follows, and assume the transaction had occurred at the beginning of the periods presented:

                                                         1996         1997
                                                      -----------  -----------
  Revenue............................................ $17,069,417  $25,057,039
  Net (loss).........................................    (740,164)    (449,295)
  Income (loss) per share applicable to common
   stockholders--diluted.............................       (0.13)       (0.08)

  At December 31, 1996 and 1997, included in prepaid expenses and other assets are receivables from PHL approximating $365,000 and $4,000, respectively; included in accounts payable and accrued expenses are payables to PHL approximating $481,000 and $248,000, respectively.

6. STOCKHOLDERS' EQUITY

  On July 1, 1997 Command Systems, Inc., a Delaware corporation ("CSI"), was established and exchanged 4,275,000 shares of its common stock for the 100 shares of issued and outstanding common stock of the Company held by its sole stockholder and became the ultimate holding company for the Command group of companies. CSI was authorized to issue 10,650,000 shares of $.01 par value common stock and 1,000 shares of $.01 par value preferred stock. This contribution was accounted for at historical cost in a manner similar to a pooling of interests. The number of common shares authorized, issued and outstanding have been restated for all periods to reflect this recapitalization. Effective December 31, 1997 the Company was authorized to issue up to 25,000,000 shares of its common stock and 5,000,000 shares of preferred stock. The consolidated financial statements have been adjusted to reflect this change. On February 5, 1998, the Company effectuated a 1-for-2 reverse stock split. All share and per share data have been restated retroactively.





  On August 26, 1997, CSI issued 100 shares of its Series A convertible preferred stock. The Series A convertible preferred stock has a liquidation preference of $2,186,137 plus accrued and unpaid dividends. Such dividends amounted to $75,474 at December 31, 1997. The Series A convertible preferred stock entitles the holder to one vote per convertible common share, including the right to elect one director as a class, and has a dividend requirement of 10% per annum which shall accrue on a cumulative basis (which rate will increase to 15% if certain thresholds are not met). These shares are convertible at any time into 522,500 shares of CSI common stock and are redeemable by PHL after July 31, 1999. These shares automatically convert following a qualified public offering.

  On December 31, 1997, the Company issued 100 shares of Series B convertible preferred stock. The Series B convertible preferred stock has a liquidation preference of $8,000,000 and has a dividend requirement of 10% per annum which shall accrue on a cumulative basis. The holders are also entitled to one vote per convertible common share and the right to elect one director as a class. These shares are redeemable after July 31, 1999 and are convertible at any time into 659,250 shares of the Company's common stock. The Series B convertible preferred stock automatically converts following a qualified public offering.

                             COMMAND SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  The Company has filed a registration statement for the initial public offering of 2,100,000 shares of its common stock. Assuming the successful completion of the offering and the conversion of the Series A and B convertible preferred stock, the Company would have stockholders' equity at December 31, 1997 as follows:

                                                          ACTUAL     PRO FORMA
                                                         ---------  -----------
   Common stock......................................... $   1,000  $    33,818
   Additional paid-in capital...........................        --   30,636,319
   Accumulated deficit..................................  (636,509)    (680,042)
   Cumulative translation adjustment....................   (86,905)     (86,905)
                                                         ---------  -----------
                                                         $(722,414) $29,903,190
                                                         =========  ===========

  The Company had maintained a Shadow Stock Incentive Plan (the "Shadow Plan") for certain key employees, whereby awards, expressed in units, were earned only upon the occurrence of certain events including continued employment for five years after the grant date. The Shadow Plan provided for any earned benefits to be paid either in cash or in the form of common stock of the Company. At December 31, 1995 and 1996 there were 53,750 and 61,500 units outstanding, respectively. The Company accounted for this Shadow Plan as a stock appreciation right and, therefore, accrued amounts based on a formula value defined in the Shadow Plan which reflected the benefits to be earned. There was no compensation expense recognized under the Shadow Plan for the years ended December 31, 1995, 1996 and 1997, respectively. In March 1997 the Company issued options to purchase 61,500 shares of its common stock exercisable at a price of $4.00 per share (the fair market value as determined by the Board of Directors of such stock at the date of grant) to certain persons who, upon such issuance, relinquished their rights under the Company's Shadow Plan.

  In August 1997, the Company created the Command Systems, Inc. 1997 Employee, Director and Consultant Stock Plan (the "Option Plan"). The Company reserved 427,500 shares of its common stock for issuance under the Option Plan. In December 1997, the Company granted options to purchase 89,050 shares of its common stock at a price of $9.00 per share to certain employees and directors. Options granted under the plan generally have a five year term. Options generally vest in increments of 20% on the anniversary of the date of grant.


  Pro forma information regarding net income and earnings per share is required by SFAS No. 123, which also requires that the information be determined as if the Company had accounted for its employee stock options granted subsequent to December 31, 1995 under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997: risk-free interest rate of 6%, volatility factor of the expected market price of the Company's common stock of 40.4% and a weighted-average expected life for the options of 5 years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For the purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net loss would have been approximately $660,000 and pro forma loss per common share basic and diluted would have been $0.14 for 1997.

                             COMMAND SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  In accordance with the provisions of SFAS No. 123, the pro forma disclosures include only the effect of stock options granted in 1997. These pro forma effects may not be representative of the effects of SFAS No. 123 on future years because of the fact that options vest over several years and new grants generally are made each year.

  Changes in outstanding options were as follows:

                                                                WEIGHTED AVERAGE
                                                        OPTIONS  EXERCISE PRICE
                                                        ------- ----------------
   Outstanding December 31, 1996.......................      --         --
     Options granted................................... 155,550      $6.96
     Options exercised.................................      --         --
     Options cancelled.................................      --         --
                                                        -------      -----
   Outstanding December 31, 1997....................... 155,550      $6.96
                                                        =======      =====

  As of December 31, 1997, there were options exercisable for 45,550 shares. Outstanding options at December 31, 1997 had exercisable prices ranging from $4.00 to $9.00.

  A former employee has pledged 7,500 common stock purchase options as collateral for a bank loan. The Company has granted the bank a put option whereby upon default of the loan, the bank could require the Company to repurchase the options for the outstanding balance of the loan.

7. LEASES

  The Company leases office space from unrelated third parties. Total rent expense for the years ended December 31, 1995, 1996 and 1997 was $132,839, $251,597 and $543,700, respectively.

  The Company is required to maintain security deposits for office space rented in Bangalore, India. Such deposits amounted to $421,862 and $413,807 at December 31, 1996 and 1997, respectively.

  Future minimum lease payments under non-cancelable operating leases at December 31, 1997 are as follows:

               1998....................  $  515,216
               1999....................     529,395
               2000....................     557,315
               2001....................     324,998
               2002....................     349,373
                                         ----------
                                         $2,276,297
                                         ==========

8. BENEFIT PLANS

  The Company has established a 401(k) Retirement Savings Plan (the "401(k) Plan"). All employees of the Company's domestic operations are eligible to participate in the 401(k) Plan after completing six months of service and attaining age twenty and one-half. Employees are allowed to contribute between 1% and 15% of their annual compensation up to the maximum contribution allowable each year under IRS regulations. The Company contributed $27,000 to the 401(k) Plan during 1997. No such contributions were made in 1995 or 1996.

                             COMMAND SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. RELATED PARTY TRANSACTIONS


  The Company had a noninterest bearing loan payable to its President. The outstanding balance at December 31, 1996 was $73,224. The loan was payable on demand and was subordinated to the debt described in Note 3. The loan was repaid in October 1997.

  The Company provided IT services to PHL representing revenues of approximately $2,800,000, $1,300,000 and $2,600,000 for the years ended December 31, 1995, 1996 and 1997, respectively.


10. EARNINGS PER SHARE

  The following table sets forth the computation of basic and diluted earnings per share:

                                                  1995      1996       1997
                                                --------- ---------  ---------
      Numerator:
       Net income (loss)......................  $ 221,437 $(423,006) $(496,693)
       Preferred stock dividends..............        --        --     (80,351)
                                                --------- ---------  ---------
       Numerator for basic earnings per share-
        income available to common stockhold-
        ers...................................    221,437  (423,006)  (577,044)
       Effect of dilutive securities:
        Preferred stock dividends.............        --        --         --
                                                --------- ---------  ---------
        Numerator for diluted earnings per
         share................................  $ 221,437 $(423,006) $(577,044)
      Denominator:
       Weighted-average shares outstanding....  4,275,000 4,275,000  4,275,000
       Assumed issuance of shares using the
        treasury stock method to recognize se-
        curities issuable at prices below the
        assumed public offering price:
        Employee stock options................     55,327    55,327     55,327
        Convertible preferred stock...........    323,760   323,760    323,760
       Denominator for basic earnings per
        share                                   4,654,087 4,654,087  4,654,087
       Effect of dilutive securities:
        Employee stock options................        --        --         --
        Convertible preferred stock...........        --        --         --
                                                --------- ---------  ---------
       Denominator for diluted earnings per
        share.................................  4,654,087 4,654,087  4,654,087
      Basic earnings (loss) per share.........  $    0.05 $   (0.09) $   (0.12)
                                                ========= =========  =========
      Diluted earnings (loss) per share.......  $    0.05 $   (0.09) $   (0.12)
                                                ========= =========  =========

  For additional disclosures regarding the outstanding Series A and B convertible preferred stock and the employee stock options see Note 6.

                             COMMAND SYSTEMS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  For purposes of computing pro forma basic and diluted earnings, the Company has assumed that it was taxed as a C corporation for U.S. federal income tax purposes at statutory tax rates.

11. GEOGRAPHIC DATA AND MAJOR CUSTOMERS

  The Company is engaged in one segment of business, providing information technology services to large organizations. The Company operates in two geographic areas. Prior to 1996, the Company only operated in the United States.

      1996                           United States   India     Elimination  Consolidated
    -------------------------------------------------------------------

      Revenue                         $17,069,417  $      --           --   $17,069,417
      Income (loss) from operations       (82,194)   (514,749)         --      (596,943)
      Identifiable assets               3,434,094   1,382,171          --     4,816,265
      1997
    -------------------------------------------------------------------

      Revenue                         $25,057,039  $2,870,150  $(2,870,150) $25,057,039
      Income (loss) from operations       (99,974)    929,209          --       829,235
      Identifiable assets              12,173,801   2,251,286          --    14,425,087

  Approximately 50%, 42% and 43% of the Company's 1995, 1996 and 1997 revenue, respectively, was generated from four major customers in the financial services industry. For the years ended December 31, 1995 and 1996, two customers accounted for approximately 12% and 23%, and 14% and 13%, respectively, of revenue. For the year ended December 31, 1997, three customers accounted for approximately 13%, 13% and 10%, respectively, of revenue.

                         PRO FORMA FINANCIAL DATA

                               (UNAUDITED)

  On December 31, 1997 the Company issued 100 shares of its Series B convertible preferred stock valued at $8,000,000 to PHL in exchange for PHL's 49% interest in the Offshore Technology Resource Center. This transaction has been treated as a purchase and the excess of cost over the fair value of the assets acquired and liabilities assumed has been recognized as goodwill.

  The pro forma statements of operations for the years ended December 31, 1996 and 1997 reflect the effects of this transaction as if it had occurred at the beginning of the periods presented. In addition, these statements reflect adjustments to the Company's U.S. federal income tax provision to recognize what the Company's earnings would have been had the Company historically been taxed as a C corporation.

  The pro forma statement of operations also takes into effect the use of net proceeds of the Company's initial public offering and the conversion of the Series A and B convertible preferred stock.

  The pro forma results of operations are not necessarily indicative of results to be expected in the future.

                          COMMAND SYSTEMS, INC.

                    PRO FORMA STATEMENT OF OPERATIONS

                       YEAR ENDED DECEMBER 31, 1996

                               (UNAUDITED)

                                     ACTUAL     ADJUSTMENT      PRO FORMA
                                   -----------  ----------     -----------
Revenue........................... $17,069,417                 $17,069,417
Cost of revenue...................  12,494,448                  12,494,448
                                   -----------                 -----------
  Gross profit....................   4,574,969                   4,574,969
Selling, general and
 administrative expenses..........   5,171,912  $ 114,089 (a)    5,266,001
                                   -----------                 -----------
  Loss from operations............    (596,943)                   (711,032)
Other income (expense)............     (75,558)    38,370 (b)       61,172
                                                   96,360 (d)
                                   -----------                 -----------
Loss before income taxes and
 minority interest................    (672,501)                   (649,860)
Income tax benefit................       8,056                       8,056
                                   -----------                 -----------
                                      (664,445)                   (641,804)
Minority interest.................     241,439   (241,439)(c)          --
                                   -----------                 -----------
Net (loss)........................    (423,006)                   (641,804)
Preferred stock dividends and
 accretion........................         --                          --
                                   -----------                 -----------
Loss applicable to common
 stockholders..................... $  (423,006)                $  (641,804)
                                   ===========                 ===========
Earnings per common share:
  Basic earnings (loss) per common
   share.......................... $     (0.09)                $     (0.08)(e)
                                   ===========                 ===========
  Diluted earnings (loss) per
   common share................... $     (0.09)                $     (0.08)(e)
                                   ===========                 ===========

Notes to Statement:

(a) To reflect the amortization of goodwill over an estimated useful life of 15 years.

(b) To reflect the elimination of interest expense related to the C, Z and M notes used to finance the operation of the Offshore Technology Resource Center.

(c) To eliminate the 49% minority interest previously held by PHL.

(d) To eliminate interest on the Company's domestic line of credit assumed to be refinanced by the proceeds of the Company's public offering of 2,100,000 shares of common stock.

(e) Earnings per share is computed using weighted average shares outstanding of 7,556,750, which assumes the conversion of the Series A and B convertible preferred stock and the issuance of 2,100,000 shares of common stock in connection with the initial public offering.

                          COMMAND SYSTEMS, INC.

                    PRO FORMA STATEMENT OF OPERATIONS

                       YEAR ENDED DECEMBER 31, 1997

                               (UNAUDITED)

                                       ACTUAL     ADJUSTMENT    PRO FORMA
                                     -----------  ----------   -----------
Revenue............................. $25,057,039               $25,057,039
Cost of revenue.....................  16,972,812                16,972,812
                                     -----------               -----------
  Gross profit......................   8,084,227                 8,084,227
Selling, general and administrative
 expenses...........................   7,254,992   $456,356(a)   7,711,348
                                     -----------               -----------
  Income from operations............     829,235                   372,879
Other income (expense)..............    (276,746)   132,674(b)     (43,432)
                                                    100,640(d)
                                     -----------               -----------
Income before income taxes and
 minority interest..................     552,489                   329,447
Income tax (provision) benefit......    (597,751)   693,000(g)      95,249
                                     -----------               -----------
                                         (45,262)                  424,696
Minority interest...................    (451,431)   451,431(c)         --
                                     -----------               -----------
Net income (loss)...................    (496,693)                  424,696
Preferred stock dividends and
 accretion..........................     (80,351)    80,351(f)         --
                                     -----------               -----------
Income (loss) applicable to common
 stockholders....................... $  (577,044)              $   424,696
                                     ===========               ===========
Earnings per common share:
  Basic earnings (loss) per common
   share............................ $     (0.12)              $      0.06 (e)
                                     ===========               ===========
  Diluted earnings (loss) per common
   share............................ $     (0.12)              $      0.06 (e)
                                     ===========               ===========


Notes to Statement:

(a) To reflect the amortization of goodwill over an estimated useful life of 15 years.

(b) To reflect the elimination of interest expense related to the C, Z, and M notes used to finance the operations of the Offshore Technology Resource Center.

(c) To eliminate the 49% minority interest previously held by PHL.

(d) To eliminate interest on the Company's domestic line of credit assumed to be refinanced by the proceeds of the Company's public offering of 2,100,000 shares of common stock.

(e) Earnings per share is computed using weighted average shares outstanding of 7,556,750, which assumes the conversion of the Series A and B convertible preferred stock and the issuance of 2,100,000 shares of common stock in connection with the assumed initial public offering.

(f) To eliminate the preferred stock dividends and accretion.

(g) To eliminate the U.S. Federal income tax provision associated with the Company's conversion from S Corporation to C Corporation status to assume that the Company had historically been treated as a C Corporation for tax purposes.

     [INSIDE BACK COVER WILL INCLUDE A PICTURE OF THE COMPANY'S FARMINGTON,
            CONNECTICUT FACILITY AND ITS BANGALORE, INDIA FACILITY]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS, ANY OF THE UNDERWRITERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UN-DER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                              ------------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Consolidated Financial Data.....................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  27
Management...............................................................  40
Certain Transactions.....................................................  48
Principal and Selling Stockholders.......................................  50
Description of Capital Stock.............................................  51
Shares Eligible For Future Sale..........................................  53
Underwriting.............................................................  55
Legal Matters............................................................  56
Experts..................................................................  56
Additional Information...................................................  56
Index to Consolidated Financial Statements............................... F-1

                              ------------------

 UNTIL      , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PAR-TICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACT-ING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               2,400,000 SHARES



                  [LOGO OF COMMAND SYSTEMS APPEARS HERE]

                                 COMMON STOCK

                             --------------------
                                  PROSPECTUS
                             --------------------

                                COWEN & COMPANY

                              VOLPE BROWN WHELAN
                                   & COMPANY

                                      , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the Registrant's expenses in connection with the issuance and distribution of the securities being registered. Except for the SEC Registration Fee and the National Association of Securities Dealers, Inc. ("NASD") Filing Fee, the amounts listed below are estimates:

      SEC Registration Fee                            $  9,770.40
      NASD Filing Fee                                    3,812.00
      Nasdaq Listing Fees                               69,375.00
      Legal Fees and Expenses                          375,000.00
      Blue Sky Fees and Expenses                         5,000.00
      Accounting Fees and Expenses                     250,000.00
      Printing and Engraving                           250,000.00
      Transfer Agent and Registrar Fees and Expenses    10,000.00
      Miscellaneous                                     20,042.60
                                                      -----------
        Total                                         $993,000.00
                                                      ===========

  All of the above expenses will be paid by the Registrant.

Item 14. Indemnification of Directors and Officers

  Article NINTH of the Registrant's Amended and Restated Certificate of Incorporation provides as follows:

  NINTH: 1. To the fullest extent permitted by the Delaware General Corporation Law as the same now exists or may hereafter be amended, the Corporation shall indemnify, and advance expenses to, its directors, officers and any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, if such person was or is made a party to or is threatened to be made a party to or is otherwise involved (including without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan; provided, however, that except with respect to proceedings to enforce rights to indemnification or as is otherwise required by law, the By-Laws of the Corporation may provide that the Corporation shall not be required to indemnify, and advance expenses to, any director, officer or other person in connection with a proceeding (or part thereof) initiated by such director, officer or other person, unless such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and other agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion.

  2. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article NINTH shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

  3. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this article NINTH.

  4. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article NINTH shall, unless otherwise specified when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such director or officer. The indemnification and rights to advancement of expenses that may have been provided to an employee or agent of the Corporation by action of the Board of Directors, pursuant to the last sentence of Paragraph 1 of this Article NINTH, shall, unless otherwise specified when authorized or ratified, continue as to a person who has ceased to be an employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person, after the time such person has ceased to be an employee or agent of the Corporation, only on such terms and conditions and to the extent determined by the Board of Directors in its sole discretion. No repeal or amendment of this Article NINTH shall adversely affect any rights of any person pursuant to this Article NINTH which existed at the time of such repeal or amendment with respect to acts or omissions occurring prior to such repeal or amendment.

  Article TENTH of the Registrant's Amended and Restated Certificate of Incorporation provides as follows:

  TENTH: No director shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its Stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 or successor provisions of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission if such elimination or limitation is prohibited by the General Corporation Law of the State of Delaware. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

  Article VIII of the Registrant's By-Laws provides as follows:

  Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness), in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation or a member of the Corporation's Scientific Advisory Board or similar entity or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement), reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article with respect to proceedings to enforce rights to indemnification or as otherwise required by law, the Corporation shall not be required to indemnify or advance expenses to any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee unless such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

  Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article shall include the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators. Any repeal or modification of any of the provisions of this Article shall not adversely affect any right or protection of an Indemnitee existing at the time of such repeal or modification.

  Section 3. Right of Indemnitees to Bring Suit. If a claim under Section 1 or 2 of this Article is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses), it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its Stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its Stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

  Section 4. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation as amended from time to time, these by-laws, any agreement, any vote of stockholders or disinterested directors or otherwise.

  Section 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

  Section 6. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

                       OTHER INDEMNIFICATION PROVISIONS

  Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonably cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

  Under Section 6 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

  The Registrant intends to obtain insurance which insures the officers and directors of the Registrant against certain losses and which insures the Registrant against certain of its obligations to indemnify such officers and directors.

  At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any director or officer.

Item 15. Recent Sales of Unregistered Securities

  In the three years preceding the filing of this Registration Statement, the Corporation has sold the following securities that were not registered under the Securities Act:

  In August 1997, the Company issued 100 shares of Series A Convertible Preferred Stock (522,500 shares of Common Stock on an as-converted to Common Stock basis) to Phoenix in exchange for notes, including the right to receive prior interest accrued thereon, evidencing indebtedness of approximately $2.2 million.

  In December 1997, the Company issued 100 shares of Series B Convertible Preferred Stock (659,250 shares of Common Stock on an as-converted to Common Stock basis) to PHL Global Holding, Co., a wholly-owned subsidiary of Phoenix in exchange for the 49% minority interest in Command International Software Pvt., an Indian unlimited liability company of which the Company owned 51% of the outstanding equity.

  Since the Company's inception through December 31, 1997, the Company has issued options for an aggregate of 200,550 shares of Common Stock to employees and consultants of the Company in exchange for services. No shares of Common Stock have been issued upon exercise of such options.

  The sale and issuance of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   1.1   Form of Underwriting Agreement.
  +3.1   Amended and Restated Certificate of Incorporation of the Registrant.
   3.2   Certificate of Amendment to Registrant's Amended and Restated
         Certificate of Incorporation filed on February 5, 1998.
  +3.3   By-Laws of the Registrant.
   4.1   Specimen Certificate for shares of the Company's Common Stock.
   5.1   Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of securities being registered.
 +10.1   1997 Employee, Director and Consultant Stock Plan.
 +10.2   Registration Rights Agreement dated August 26, 1997 between Registrant and Phoenix Home Life Mutual Insurance Company.
 +10.3   Registration Rights Agreement dated December 31, 1997 between
         Registrant and PHL Global Holding Co.
 +10.4   Co-Sale Agreement dated August 26, 1997 between Registrant, Edward G.
         Caputo and Phoenix Home Life Mutual Insurance Company.
  10.5   Amendment No. 1, dated December 31, 1997 to Co-Sale Agreement between
         Registrant, Edward G. Caputo and Phoenix Home Life Mutual Insurance
         Co.
 +10.6   Co-Sale Agreement dated December 31, 1997 between Registrant, Edward
         G. Caputo and PHL Global Holding Co.
  10.7   Employment Contract dated January 1, 1998 between Registrant and
         Edward G. Caputo.
 +10.8   Loan and Security Agreement dated November 30, 1993 between Registrant and People's Bank.
 +10.9   Amendment dated December 21, 1994 to Loan and Security Agreement between Registrant and People's Bank.
 +10.10  Second Amendment dated May 28, 1996 to Loan and Security Agreement between Registrant and People's Bank.
 +10.11  Third Amendment dated June 30, 1997 to Loan and Security Agreement between Registrant and People's Bank.
 +10.12  Assumption Agreement dated December 1997 by and between Registrant and
         People's Bank.
  10.13  Loan Agreement by and between Command International Software Pvt. and
         Deutsche Bank.
  10.14  Employment Agreement dated January 1, 1998 between Registrant and
         Stephen L. Willcox.
  10.15  Form of Lock-Up Letter.
 +21.1   Subsidiaries of the Company.
  23.1   Consent of Ernst & Young LLP, independent auditors.
  23.2   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
         Exhibit 5.1).
 +24.1   Power of Attorney (see page II-7).
  27.1   Financial Data Schedule.

--------

+ Previously submitted.

(b) Financial Statement Schedules

  Report of Independent Auditors.

  Schedule II--Valuation and Qualifying Accounts.

  All financial statement schedules other than as provided are omitted because the information is not required, or is otherwise included in the Consolidated Financial Statements or the Notes thereto.

                      REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Command Systems, Inc.

  We have audited the consolidated financial statements of Command Systems, Inc. as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated February 9, 1998 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Hartford, Connecticut

February 9, 1998

              SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                           COMMAND SYSTEMS, INC.

               YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

        COLUMN A           COLUMN B        COLUMN C        COLUMN D    COLUMN D
        --------          ---------- -------------------- ----------  ----------
                                          ADDITIONS
                                     --------------------
                                                 CHARGED
                          BALANCE AT CHARGED TO TO OTHER              BALANCE AT
                          BEGINNING  COSTS AND  ACCOUNTS-               END OF
       DESCRIPTION        OF PERIOD   EXPENSES  DESCRIBE  DEDUCTIONS    PERIOD
       -----------        ---------- ---------- --------- ----------  ----------
Year ended December 31,
 1997....................
Deducted from asset
 accounts:
 Allowance for doubtful
  accounts receivable....  $24,500    $357,582    $--     $(122,189)   $259,893
Year ended December 31,
 1996....................
Deducted from asset
 accounts:
 Allowance for doubtful
  accounts receivable....  $   --     $ 24,500    $--     $     --     $ 24,500
Year ended December 31,
 1995....................
Deducted from asset
 accounts:
 Allowance of doubtful
  accounts receivable....  $   --     $    --     $--     $     --     $    --

Item 17. Undertakings

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under "Item 14-Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on February 13, 1998.

                                          COMMAND SYSTEMS, INC.


                                          By:     /s/ Edward G. Caputo
                                              ---------------------------------
                                                    EDWARD G. CAPUTO
                                              PRESIDENT AND CHIEF EXECUTIVE
                                                         OFFICER



  Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                        TITLE                DATE
              ---------                        -----                ----
        /s/ Edward G. Caputo           President, Chief          February 13, 1998
-------------------------------------   Executive Officer
          EDWARD G. CAPUTO              and Chairman of the
                                        Board (Principal
                                        executive officer)

       /s/ Stephen L. Willcox          Executive Vice            February 13, 1998
-------------------------------------   President, Chief
         STEPHEN L. WILLCOX             Operating Officer,
                                        Secretary and
                                        Director (Principal
                                        financial officer)

                  *                    Vice President of         February 13, 1998
-------------------------------------   Finance and
           ROBERT B. DIXON              Treasurer
                                        (Principal
                                        accounting officer)

                  *                    Director                  February 13, 1998
-------------------------------------
          JOHN J.C. HERNDON

                  *                    Director                  February 13, 1998
-------------------------------------
           JAMES M. OATES

        /s/ Joseph D. Sargent          Director                  February 13, 1998
-------------------------------------
          JOSEPH D. SARGENT

* Executed pursuant to power of attorney

     /s/ Stephen L. Willcox
-------------------------------------

 STEPHEN L. WILLCOX AS ATTORNEY-IN-
              FACT

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   1.1   Form of Underwriting Agreement.
  +3.1   Amended and Restated Certificate of Incorporation of the Registrant.
   3.2   Certificate of Amendment to Registrant's Amended and Restated
         Certificate of Incorporation filed on February 5, 1998.
  +3.3   By-Laws of the Registrant.
   4.1   Specimen Certificate for shares of the Company's Common Stock.
   5.1   Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to the legality of securities being registered.
 +10.1   1997 Employee, Director and Consultant Stock Plan.
 +10.2   Registration Rights Agreement dated August 26, 1997 between Registrant and Phoenix Home Life Mutual Insurance Company.
 +10.3   Registration Rights Agreement dated December 31, 1997 between
         Registrant and PHL Global Holding Co.
 +10.4   Co-Sale Agreement dated August 26, 1997 between Registrant, Edward G.
         Caputo and Phoenix Home Life Mutual Insurance Company.
  10.5   Amendment No. 1, dated December 31, 1997 to Co-Sale Agreement between
         Registrant, Edward G. Caputo and Phoenix Home Life Mutual Insurance
         Co.
 +10.6   Co-Sale Agreement dated December 31, 1997 between Registrant, Edward
         G. Caputo and PHL Global Holding Co.
  10.7   Employment Contract dated January 1, 1998 between Registrant and
         Edward G. Caputo.
 +10.8   Loan and Security Agreement dated November 30, 1993 between Registrant and People's Bank.
 +10.9   Amendment dated December 21, 1994 to Loan and Security Agreement between Registrant and People's Bank.
 +10.10  Second Amendment dated May 28, 1996 to Loan and Security Agreement between Registrant and People's Bank.
 +10.11  Third Amendment dated June 30, 1997 to Loan and Security Agreement between Registrant and People's Bank.
 +10.12  Assumption Agreement dated December 1997 by and between Registrant and
         People's Bank.
  10.13  Loan Agreement by and between Command International Software Pvt. and
         Deutsche Bank.
  10.14  Employment Agreement dated January 1, 1998 between Registrant and
         Stephen L. Willcox.
  10.15  Form of Lock-Up Letter.
 +21.1   Subsidiaries of the Company.
  23.1   Consent of Ernst & Young LLP, independent auditors.
  23.2   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
         Exhibit 5.1).
 +24.1   Power of Attorney (see page II-7).
  27.1   Financial Data Schedule.

--------

+ Previously submitted.